EXHIBIT 10.15










                                   U.S. $20,000,000


                                   CREDIT AGREEMENT


                                       between


                          PIEDMONT MANAGEMENT COMPANY, INC.
                                     as Borrower


                                         and


                     FIRST UNION NATIONAL BANK OF NORTH CAROLINA
                                      as Lender


                                  December 29, 1994





























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                                  TABLE OF CONTENTS

                                                                       Page
                                                                       ----


                                      ARTICLE I

                                     DEFINITIONS

               1.1.   Defined Terms . . . . . . . . . . . . . . . . . . . 1
               1.2.   Accounting Terms  . . . . . . . . . . . . . . . .  23
               1.3.   Other Terms; Construction.  . . . . . . . . . . .  23

                                      ARTICLE II

                                      TERM LOAN

               2.1.   Term Loan.  . . . . . . . . . . . . . . . . . . .  24
               2.2.   Term Note.  . . . . . . . . . . . . . . . . . . .  24
               2.3.   Scheduled Repayment of Term Loan. . . . . . . . .  24
               2.4.   Mandatory Prepayment of Term Loan.  . . . . . . .  25
               2.5.   Voluntary Prepayment of Term Loan.  . . . . . . .  26
               2.6.   Interest; Application of Payments . . . . . . . .  26

                                     ARTICLE III

                           INTEREST; ADDITIONAL PROVISIONS

               3.1.   Interest  . . . . . . . . . . . . . . . . . . . .  26
               3.2.   Interest Periods. . . . . . . . . . . . . . . . .  28
               3.3.   Conversions and Continuations . . . . . . . . . .  29
               3.4.   Method, Application of Payments; Computations . .  30
               3.5.   Recovery of Payments  . . . . . . . . . . . . . .  31
               3.6.   Use of Proceeds . . . . . . . . . . . . . . . . .  31
               3.7.   Increased Costs; Change in Circumstances;
                      Illegality; etc . . . . . . . . . . . . . . . . .  31
               3.8.   Taxes . . . . . . . . . . . . . . . . . . . . . .  33
               3.9.   Compensation  . . . . . . . . . . . . . . . . . .  34

                                      ARTICLE IV

                     CLOSING; CONDITIONS OF CLOSING AND BORROWING

               4.1.   Closing.  . . . . . . . . . . . . . . . . . . . .  34
               4.2.   Conditions of Closing . . . . . . . . . . . . . .  34

                                      ARTICLE V

                            REPRESENTATIONS AND WARRANTIES

               5.1.   Corporate Existence and Power . . . . . . . . . .  40
               5.2.   Authorization; Enforceability.  . . . . . . . . .  40

                                         -i-







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               5.3.   No Violation. . . . . . . . . . . . . . . . . . .  40
               5.4.   Governmental Authorization; Permits.  . . . . . .  41
               5.5.   Litigation. . . . . . . . . . . . . . . . . . . .  41
               5.6.   Taxes.  . . . . . . . . . . . . . . . . . . . . .  42
               5.7.   Subsidiaries and Ownership of Securities. . . . .  42
               5.8.   Full Disclosure.  . . . . . . . . . . . . . . . .  43
               5.9.   Margin Regulations. . . . . . . . . . . . . . . .  43
               5.10.  Financial Matters.  . . . . . . . . . . . . . . .  44
               5.11.  Ownership of Properties.  . . . . . . . . . . . .  46
               5.12.  Employee Plans. . . . . . . . . . . . . . . . . .  46
               5.13.  Solvency. . . . . . . . . . . . . . . . . . . . .  48
               5.14.  Environmental Matters.  . . . . . . . . . . . . .  48
               5.15.  Trade Relations.  . . . . . . . . . . . . . . . .  49
               5.16.  Labor Relations.  . . . . . . . . . . . . . . . .  49
               5.17.  Proprietary Rights. . . . . . . . . . . . . . . .  50
               5.18.  Compliance With Laws. . . . . . . . . . . . . . .  50
               5.19.  Regulated Industries. . . . . . . . . . . . . . .  51
               5.20.  Collateral. . . . . . . . . . . . . . . . . . . .  51
               5.21.  Certain Contracts.  . . . . . . . . . . . . . . .  51
               5.22.  Reinsurance . . . . . . . . . . . . . . . . . . .  51
               5.23.  No Burdensome Restrictions  . . . . . . . . . . .  52
               5.24.  Carried Insurance . . . . . . . . . . . . . . . .  52
               5.25.  Issued Policies . . . . . . . . . . . . . . . . .  53
               5.26.  Certain Relationships . . . . . . . . . . . . . .  53
               5.27.  Indebtedness  . . . . . . . . . . . . . . . . . .  53
               5.28.  Investment Advisory Subsidiaries  . . . . . . . .  54
               5.29.  Mutual Funds  . . . . . . . . . . . . . . . . . .  54
               5.30.  Broker-Dealer Subsidiary  . . . . . . . . . . . .  55
               5.31.  Lines of Business . . . . . . . . . . . . . . . .  56

                                      ARTICLE VI

                                AFFIRMATIVE COVENANTS

               6.1.   Financial Statements. . . . . . . . . . . . . . .  56
               6.2.   Statutory Financial Statements. . . . . . . . . .  58
               6.3.   Other Business and Financial Information. . . . .  59
               6.4.   Notice of Certain Events. . . . . . . . . . . . .  61
               6.5.   Corporate Existence; Franchises; Maintenance of
                      Properties; etc.  . . . . . . . . . . . . . . . .  63
               6.6.   Compliance with Laws  . . . . . . . . . . . . . .  63
               6.7.   Performance of Obligations  . . . . . . . . . . .  63
               6.8.   Payment of Taxes. . . . . . . . . . . . . . . . .  63
               6.9.   Insurance.  . . . . . . . . . . . . . . . . . . .  64
               6.10.  Maintenance of Books and Records; Inspection. . .  64
               6.11.  Dividends . . . . . . . . . . . . . . . . . . . .  64
               6.12.  Compliance with Investment Policies . . . . . . .  65
               6.13.  Reinsurance . . . . . . . . . . . . . . . . . . .  65
               6.14.  Further Assurances  . . . . . . . . . . . . . . .  65




                                         -ii-







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                                     ARTICLE VII

                                  NEGATIVE COVENANTS

               7.1.   Statutory Surplus . . . . . . . . . . . . . . . .  65
               7.2.   Earned Surplus  . . . . . . . . . . . . . . . . .  66
               7.3.   Consolidated Indebtedness to Total
                      Capitalization Ratio  . . . . . . . . . . . . . .  66
               7.4.   Operating Leverage Ratio  . . . . . . . . . . . .  66
               7.5.   Net Worth . . . . . . . . . . . . . . . . . . . .  66
               7.6.   Fixed Charge Coverage Ratio . . . . . . . . . . .  66
               7.7.   Lexington Management Earnings . . . . . . . . . .  66
               7.8.   RECO Earnings . . . . . . . . . . . . . . . . . .  66
               7.9.   Borrower Overhead . . . . . . . . . . . . . . . .  66
               7.10.  Risk-Based Capital Ratio  . . . . . . . . . . . .  66
               7.11.  Capital Expenditures and Investments  . . . . . .  66
               7.12.  Merger, Consolidation . . . . . . . . . . . . . .  67
               7.13.  Indebtedness  . . . . . . . . . . . . . . . . . .  67
               7.14.  Liens . . . . . . . . . . . . . . . . . . . . . .  68
               7.15.  Investments . . . . . . . . . . . . . . . . . . .  68
               7.16.  Transactions with Affiliates  . . . . . . . . . .  70
               7.17.  Restricted Payments . . . . . . . . . . . . . . .  70
               7.18.  Certain Amendments, etc . . . . . . . . . . . . .  71
               7.19.  Limitation on Certain Restrictions  . . . . . . .  71
               7.20.  Compliance of Employee Plans. . . . . . . . . . .  72
               7.21.  New Business  . . . . . . . . . . . . . . . . . .  72
               7.22.  Fiscal Year . . . . . . . . . . . . . . . . . . .  72
               7.23.  Accounting Changes. . . . . . . . . . . . . . . .  72
               7.24.  Change of Location or Name. . . . . . . . . . . .  72
               7.25.  Reinsurance Agreements. . . . . . . . . . . . . .  73
               7.26.  Hazardous Substances  . . . . . . . . . . . . . .  73

                                     ARTICLE VIII
                                  EVENTS OF DEFAULT

               8.1.   Events of Default.  . . . . . . . . . . . . . . .  74
               8.2.   Remedies: Acceleration, etc.  . . . . . . . . . .  78
               8.3.   Remedies: Set-Off.  . . . . . . . . . . . . . . .  79

                                      ARTICLE IX

                                    MISCELLANEOUS

               9.1.   Survival  . . . . . . . . . . . . . . . . . . . .  79
               9.2.   Governing Law; Consent to Jurisdiction. . . . . .  79
               9.3.   Waiver of Jury Trial  . . . . . . . . . . . . . .  80
               9.4.   Notice  . . . . . . . . . . . . . . . . . . . . .  81
               9.5.   Fees and Expenses.  . . . . . . . . . . . . . . .  82
               9.6.   Indemnification . . . . . . . . . . . . . . . . .  82
               9.7.   Waivers by the Borrower . . . . . . . . . . . . .  83
               9.8.   Amendments, Waivers, etc  . . . . . . . . . . . .  83
               9.9.   No Waiver.  . . . . . . . . . . . . . . . . . . .  83

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               9.10.  Participations  . . . . . . . . . . . . . . . . .  84
               9.11.  Successors and Assigns. . . . . . . . . . . . . .  84
               9.12.  Severability. . . . . . . . . . . . . . . . . . .  85
               9.13.  Construction. . . . . . . . . . . . . . . . . . .  85
               9.14.  Injunctive Relief . . . . . . . . . . . . . . . .  85
               9.15.  Counterparts  . . . . . . . . . . . . . . . . . .  85
               9.16.  Entire Agreement  . . . . . . . . . . . . . . . .  85




















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








                                   CREDIT AGREEMENT


               THIS CREDIT AGREEMENT, dated as of the 29th day of December, 1994 (this "Agreement"), is made between PIEDMONT MANAGEMENT COMPANY INC., a Delaware corporation with its principal offices in New York, New York (the "Borrower"), and FIRST UNION NATIONAL BANK OF NORTH CAROLINA, a national banking association with its principal offices in Charlotte, North Carolina (the "Lender").


                                       RECITALS
               A. The Borrower has requested that the Lender make a Term Loan in the original principal amount of $20,000,000, the proceeds of which will be used by the Borrower to make an equity capital contribution to its wholly owned insurance subsidiary, The Reinsurance Corporation of New York ("RECO"), to repay certain indebtedness and to pay certain costs and expenses in connection with such loan.

               B. As a condition to making such Term Loan, the Lender is requiring that the repayment of all obligations hereunder be guaranteed by Lexington Management Corporation, a wholly owned subsidiary of the Borrower ("Lexington Management"), and that such Term Loan be secured by a pledge of all of the outstanding capital stock of RECO and Lexington Management and certain other securities.

               C. The Lender is willing to make such Term Loan on the terms and conditions set forth in this Agreement.


                                      AGREEMENT

               NOW, THEREFORE, in consideration of the mutual provisions, covenants and agreements herein contained, the Borrower and the Lender hereby agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

               1.1. Defined Terms. For purposes of this Agreement, in addition to the terms defined elsewhere herein, the following terms shall have the meanings set forth below:

               "Actuarial Report" shall mean, with respect to any Insurance Subsidiary for any period, an actuarial review and valuation statement of, and opinion as to the adequacy of, such Insurance Subsidiary's loss and loss adjustment expense reserve positions as of the end of such period with respect to the insurance business then in force, and covering such other subjects as are customary in actuarial reviews and as may be reasonably requested by the Lender, prepared by an independent actuarial firm reasonably acceptable to the Lender in accordance with reasonable actuarial assumptions and procedures not inconsistent with the assumptions and procedures previously employed.

               "Adjusted Base Rate" shall mean, at any time with respect to any Tranche, a rate per annum equal to the Base Rate as in effect at such time plus 0.5 percentage points.
                       ----

               "Adjusted LIBOR Rate" shall mean, at any time with respect to any Tranche, a rate per annum equal to the LIBOR Rate as in effect at such time plus 2.50 percentage points.
                              ----

               "Advisers Act" shall mean the Investment Advisers Act of 1940, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

               "Affiliate" shall mean, as to any Person, each other Person that directly, or indirectly through one or more intermediaries, owns or controls, is controlled by or under common control with, such Person or is a director or officer of such Person. For purposes of this definition, with respect to any Person "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise; provided that, in any event, any Person directly or indirectly owning 20 percent or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or 20 percent or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person.

               "Agreement" shall mean this Credit Agreement, together with any amendments, modifications and supplements hereto and restatements hereof, in whole or in part.

               "Annual Statement" shall mean, with respect to any Insurance Subsidiary for any fiscal year, the annual financial statements of such Insurance Subsidiary as required to be filed with the Department of its state of domicile, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

               "Authorized Officer" shall mean the president or chief financial officer of the Borrower or any other officer of the Borrower authorized by resolution of the board of directors of the Borrower to engage in the activity specified herein with respect to such officer and whose signature and incumbency shall have been certified to the Lender.

               "Available Dividend Amount" shall mean, with respect to RECO for any fiscal year, the maximum amount of dividends permitted by the New York Department under applicable Requirements of Law (without the necessity of any approval or other action of the New York Department) to be paid by RECO with respect to such fiscal year (whether or not any such dividends are actually paid).

               "Bankruptcy Code" shall mean 11 U.S.C. Sec.Sec. 101 et seq., as amended from time to time, and any successor statute.

               "Base Rate" shall mean the higher of (i) the per annum interest rate publicly announced from time to time by the Lender from its principal office in Charlotte, North Carolina, to be its prime or base rate (which may not necessarily be its best lending rate), as adjusted to conform to changes as of the opening of business on the date of any such change in such prime or base rate, or (ii) 0.5 percentage points in excess of the Federal Funds Rate, as adjusted to conform to changes as of the opening of business on the date of any such change in the Federal Funds Rate.

               "Base Rate Tranche" shall mean, at any time, any Tranche that bears interest at such time at the Adjusted Base Rate.

               "Borrower" shall mean Piedmont Management Company Inc., a Delaware corporation, and its successors and assigns.

               "Borrower Overhead" shall mean, for any period, the aggregate of all operating costs and expenses of the Borrower (including, without limitation, for rent, utilities, payroll and payroll taxes) incurred or paid by the Borrower during such period, other than (i) payments of interest in respect of Indebtedness and (ii) Tax Payments.

               "Broker-Dealer Subsidiary" shall mean any Subsidiary of the Borrower that is or is required to be registered as a "broker" or a "dealer" under the Exchange Act.

               "Business Day" shall mean (i) any day other than a Saturday or Sunday, a legal holiday or a day on which commercial banks in Charlotte, North Carolina are required by law to be closed and
          (ii) in respect of any determination relevant to a LIBOR Tranche, any such day that is also a day on which tradings are conducted in the London interbank Eurodollar market.

               "Capital Expenditures" shall mean, with respect to the Borrower and its Subsidiaries for any fiscal year, the aggregate expenditures (including payments in respect of liabilities incurred) of the Borrower and its Subsidiaries during such fiscal year (less the amount of any trade-in allowance included therein) to acquire or construct equipment, fixed assets, real property or improvements and other capital assets (including, without limitation, Capital Lease Obligations), other than expenditures for replacements and substitutions therefor made with the proceeds of insurance.

               "Capital Lease" shall mean, with respect to the Borrower and its Subsidiaries, any lease of any property by the Borrower or any of its Subsidiaries as lessee that, in accordance with Generally Accepted Accounting Principles, is required to be classified and accounted for as a capital lease on its balance sheet.

               "Capital Lease Obligation" shall mean, with respect to the Borrower and its Subsidiaries for any fiscal year, the aggregate payments of the Borrower and its Subsidiaries during such fiscal year in respect of Capital Leases.

               "Cash Equivalents" shall mean (i) securities issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof, backed by the full faith and credit of the United States of America and maturing within one year from the date of acquisition, (ii) securities issued by any state of the United States of America or any political subdivision or public instrumentality thereof, maturing within one year from the date of acquisition and, at the time of acquisition, having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.,
          (iii) commercial paper issued by any Person organized under the laws of the United States of America, maturing no more than one year from the date of acquisition and, at the time of acquisition, having a rating of at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc., (iv) time deposits and certificates of deposit that are insured by the Federal Deposit Insurance Corporation (the "FDIC") or any successor instrumentality of the government of the United States of America up to the applicable limit on insurance granted by the FDIC or such other instrumentality with respect to such instruments (it being understood that the amount invested in such instrument may not exceed the limit on such insurance), maturing within one year from the date of issuance and issued by a bank or trust company organized under the laws of the United States of America or any state thereof and having combined capital and surplus of at least $500,000,000 and (v) money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (iv) above.

               "Change of Control" shall mean the occurrence of either of the following: (i) the Richardson Family shall cease to own shares of capital stock of the Borrower representing in the aggregate a majority of the voting power of all classes of capital stock of the Borrower; (ii) any Person or group of Persons acting in concert as a partnership or other group (a "Group of Persons") shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date hereof, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of securities of the Borrower representing 25% or more of the combined voting power of the then outstanding securities of the Borrower ordinarily (and apart from rights accruing under special circumstances) having the right to vote in the election of directors; or (iii) the Board of Directors of the Borrower shall cease to consist of a majority of the individuals who constituted the Board of Directors as of the date hereof or who shall have become a member thereof subsequent to the date hereof after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constituted the Board of Directors of the Borrower as of the date hereof (or their replacements approved as herein required) or by the Richardson Family.

               "Closing" shall have the meaning given to such term in
          Section 4.1.

               "Closing Date" shall mean the date referred to in
          Section 4.1.

               "Collateral" shall mean and include all of the "Collateral" (as defined in the Pledge and Security Agreement) and all other property and interests in property of the Borrower and its Subsidiaries, whether now owned or hereafter acquired, that shall from time to time be pledged as direct or indirect security for the Obligations, in each case pursuant to any one or more of the Loan Documents.

               "Combined Net Cash Flow" shall mean, for any fiscal year, the aggregate Earnings Before Taxes of the Non-Insurance Subsidiaries for such fiscal year, plus the sum of the following
                                             ----
          items of the Non-Insurance Subsidiaries for such fiscal year to the extent taken into account in the calculation of such Net Income for such fiscal year: (i) depreciation expense,
          (ii) amortization of intangible assets and (iii) other non-cash expenses, losses and charges reducing income, minus the sum of
                                                        -----
          the following items of the Non-Insurance Subsidiaries for such fiscal year: (i) Capital Expenditures permitted to be made hereunder, (ii) principal payments on Indebtedness permitted hereunder owed by any of the Non-Insurance Subsidiaries and
          (iii) all non-cash gains and other non-cash items taken into account in determining such Net Income for such fiscal year, plus
                                                                       ----
          any increase during such fiscal year in
          deferred taxes, minus any decrease during such fiscal year in
                          -----
          deferred taxes.

               "Compliance Certificate" shall mean a fully completed certificate in substantially the form of Exhibit C.

               "Consolidated Indebtedness" shall mean, at any time, the aggregate Indebtedness (without duplication) of the Borrower and its Subsidiaries at such time, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles.

               "Consolidated Net Income" shall mean, for any period, Net Income for the Borrower and its Subsidiaries for such period, determined on a consolidated basis.

               "Consolidated Net Worth" shall mean, at any time, the net worth of the Borrower and its Subsidiaries at such time, determined on a consolidated basis in accordance with Generally Accepted Accounting Principles but without regard to the requirements of FASB 115.

               "Consolidated Net Written Premiums" shall mean, at any time, the aggregate (without duplication) of the Net Written Premiums of the Insurance Subsidiaries at such time.

               "Contingent Obligation" shall mean, with respect to any Person, any direct or indirect liability of such Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor in respect thereof to make payment of such primary obligation or
          (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof; provided, however, that neither
          (i) obligations entered into in the ordinary course of an Insurance Subsidiary's business under insurance policies or contracts issued by it or to which it is a party, including Reinsurance Agreements (and security posted by any such Insurance Subsidiary in the ordinary course of its business to secure obligations thereunder), nor (ii) endorsements of instruments or items of payment for deposit or collection in the ordinary course of business, shall be deemed to be Contingent Obligations of the Borrower or any of its

          Subsidiaries for purposes of this Agreement. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

               "Covenant Compliance Worksheet" shall mean a fully completed worksheet in the form of Attachment A to Exhibit C.

               "Cumulative Statutory Earnings Before Taxes" shall mean, with respect to RECO for any subject fiscal year, the aggregate of the Statutory Earnings Before Taxes of RECO for each of the fiscal years of RECO commencing with the fiscal year ending December 31, 1995 and ending with and including such subject fiscal year.

               "Debt Service" shall mean, for any period, the aggregate (without duplication) of all principal and interest paid by the Borrower and its Subsidiaries during such period in respect of Indebtedness (including, without limitation, the Term Loan).

               "Default" shall mean any event or condition that, with the passage of time or giving of notice, or both, would constitute an Event of Default.

               "Department" shall mean, with respect to any Insurance Subsidiary, the Department of Insurance or such other
          Governmental Authority of its state of domicile charged with regulating insurance companies or insurance holding companies.

               "Dollars" or "$" shall mean dollars of the United States of America.

               "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

               "ERISA Affiliate" shall mean any Person (including any trade or business, whether or not incorporated) that would be deemed to be under "common control" with, or a member of the same "controlled group" as, the Borrower or any of its Subsidiaries, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001 of ERISA.

               "ERISA Event" shall mean (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan, (ii) a complete or partial withdrawal by the Borrower, any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, where such withdrawal would be reasonably likely to have a Material Adverse Effect, (iii) the filing by the Borrower, any of its Subsidiaries or any ERISA Affiliate of a notice of intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Qualified Plan (other than a standard termination) or Multiemployer Plan subject to Title IV of ERISA, (iv) a failure to make required contributions to a Qualified Plan or Multiemployer Plan which has resulted in or could result in the imposition of any Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code, (v) the adoption of an amendment to a Qualified Plan requiring the provision of security to such plan pursuant to Section 307 of ERISA, (vi) the imposition upon the Borrower, any of its Subsidiaries or any ERISA Affiliate of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under
          Section 4007 of ERISA, (vii) an application for a funding waiver of a material amount or an extension of any amortization period pursuant to Section 412 of the Code with respect to any Qualified Plan, (viii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by the Borrower, any of its Subsidiaries or any ERISA Affiliate, where such Prohibited Transaction would be reasonably likely to have a Material Adverse Effect, or (ix) a violation of the applicable requirements of
          Section 404 or 405 of ERISA or the exclusive benefit rule under
          Section 401(a) of the Code by any fiduciary of any Qualified Plan for which the Borrower or any of its Subsidiaries may be directly or indirectly liable, where such violation would be reasonably likely to have a Material Adverse Effect.

               "Earned Surplus" shall mean, with respect to RECO at any time, earned surplus of RECO calculated in accordance with the requirements of Section 4105 of the New York Insurance Law.

               "Earnings Before Taxes" shall mean, with respect to a Person for any period, the sum of the Net Income of such Person for such period plus income tax expense of such Person for such period,
                 ----
          determined in accordance with Generally Accepted Accounting
          Principles.

               "Employee Plan" shall mean any "employee benefit plan" within the meaning of Section 3(3) of ERISA that the Borrower, any of its Subsidiaries or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to and that covers any employee or former employee of the Borrower, any of its Subsidiaries or any ERISA Affiliate with respect to such employee's relationship with any of the foregoing, in each case including, without limitation, all profit-sharing plans, bonus plans, incentive compensation plans, deferred compensation plans, retirement plans, stock option plans, stock purchase plans and health, life and disability benefit plans.

               "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations (other than internal reports prepared by the Borrower or any Subsidiary of the Borrower solely in the ordinary course of its business and not in response to any third party action or request of any kind) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (collectively, "Claims"), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Substances or arising from alleged injury or threat of injury to human health or the environment.

               "Environmental Laws" shall mean, collectively, any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations, rules of common law and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, now or hereafter in effect and in each case as amended from time to time, including, without limitation, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Substances, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42
          U.S.C. Sec. 9601 et seq. ("CERCLA"), the Hazardous Material Transportation Act, 49 U.S.C. Sec. 1801 et seq., the Solid Waste Disposal Act, 42 U.S.C. Sec. 6901 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Sec. 1251 et seq., the Clean Air Act, 42 U.S.C. Sec. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Sec. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. Sec. 300 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Sec. 651 et seq., as such laws have been amended or supplemented and any analogous future federal, or present or future applicable state or local, statutes and the rules and regulations promulgated thereunder.

               "Event of Default" shall have the meaning given to such term in Section 8.1.

               "Excess Cash Flow" shall mean, for any fiscal year (the "Subject Year"), the excess of (i) the aggregate of the following items: (A) the lesser of the Statutory Earnings Before Taxes of RECO (if positive) for the fiscal year immediately preceding the Subject Year or the Available Dividend Amount of RECO (calculated, for purposes of this definition only, with respect to, and as of the last day of, the fiscal year immediately preceding the Subject Year, and without taking into account any unpaid amounts carried forward from prior years); plus (B) the Combined Net Cash Flow
                                     ----
          (if positive) of the Non-Insurance Subsidiaries for the Subject Year, (C) all tax refunds received during the Subject Year by the Borrower or any of its Subsidiaries from any Governmental Authority to the extent not already included in items (A) or (B), and (D) all monies received by the Borrower during the Subject Year from any source, including investment income of the Borrower, to the extent not already included in items (A), (B) or
          (C) and other than any Excluded Items, including, without limitation, to the extent not already included in items (A), (B) or (C), dividends from its Subsidiaries, guaranty fees, amounts received under the Tax Sharing Agreement and any other agreement with any of its Subsidiaries (including any amounts due or required to be paid to the Borrower under the Tax Sharing Agreement or any such other agreement, whether or not actually paid) (provided, that such aggregate amount shall not include any tax refund received by the Borrower and its Subsidiaries with respect to the application of NOLs arising in the fiscal year ending December 31, 1994) over (ii) the sum of the following items for the Subject Year: (A) Debt Service, (B) Borrower Overhead and (C) Tax Payments.

               "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and regulations promulgated and rulings issued thereunder.

               "Excluded Items" shall mean, for any fiscal year, (i) Net Cash Proceeds or any capital contributions, (ii) proceeds from the repayment of advances previously made by the Borrower to any of its Subsidiaries in the ordinary course of business and
          (iii) proceeds from the sale of Investments (other than Investments in any of its Subsidiaries or in the Navigators Stock and other than Investments made or held by the Non-Insurance Subsidiaries) held by the Borrower in the ordinary course of its business to the extent reinvested in similar assets or assets of similar or better investment quality.

               "Federal Funds Rate" shall mean, for any period, a fluctuating per annum interest rate expressed as a percentage equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of Richmond, or if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Lender.

               "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

               "Fixed Charge Coverage Ratio" shall mean, as of the last day of any period of four consecutive fiscal quarters of the Borrower (the "Measurement Period"), the ratio of (i) the aggregate (without duplication) of (A) the Available Dividend Amount of RECO, determined with respect to, and as of the last day of the Measurement Period, plus (B) the Earnings Before Taxes of
                              ----
          Lexington Management for the Measurement Period, plus (C) the
                                                           ----
          aggregate payments paid or to be paid to the Borrower by its Insurance Subsidiaries pursuant to the Tax Sharing Agreement or other tax sharing or allocation agreements or arrangements in effect in respect of taxable income realized during the Measurement Period, to (ii) the sum of: (A) Projected Debt Service for the four consecutive fiscal quarters following the Measurement Period plus (B) Borrower Overhead for the Measurement
                             ----
          Period, plus (C) Tax Payments for the Measurement Period.
                  ----

               "Generally Accepted Accounting Principles" shall mean generally accepted accounting principles, as set forth in the opinions and pronouncements of the Accounting Pronouncements Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession) or in such other statements by such entities as may be in general use by significant segments of the accounting profession, consistently applied and maintained and as applicable to the facts and circumstances on the date of determination.

               "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any central bank thereof, any municipal, local, city or county government, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing (including, without limitation, the NASD and any applicable Department).

               "Guaranty" shall mean the Guaranty, dated as of the Closing Date, made by Lexington Management in favor of the Lender, in form and substance satisfactory to the Lender, together with any amendments, modifications and supplements thereto and restatements thereof, in whole or in part.

               "Hazardous Substances" shall mean any substances or materials (i) that are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (ii) that are defined or classified by any

          Environmental Law as toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous and are or become regulated by any Governmental Authority, (iii) the presence of which require investigation, response or remediation under any Environmental Law, (iv) that constitute a nuisance or a trespass or pose a health or safety hazard to Persons or neighboring properties, (v) that consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance or (vi) that contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or wastes, crude oil, nuclear fuel, natural gas or synthetic gas.

               "Hedge Agreement" shall mean any interest or foreign currency rate swap, cap, collar, option, hedge, forward rate or other similar agreement or arrangement designed to protect against fluctuations in interest rates or currency exchange rates.

               "Historical Financial Statements" shall have the meaning given to such term in Section 5.10(a).

               "Historical Statutory Statements" shall have the meaning given to such term in Section 5.10(d).

               "IRIS Tests" shall mean the ratios and other financial measurements developed by the NAIC under its Insurance Regulatory Information System or, in lieu thereof, any successor or other substantially similar guidelines intended to measure the financial performance of companies in the property and casualty insurance industry, as the same shall be in effect from time to time.

               "Indebtedness" shall mean, with respect to any Person, without duplication, (i) all indebtedness of such Person for borrowed money, (ii) all reimbursement obligations of such Person with respect to surety bonds, letters of credit and bankers' acceptances (in each case, whether or not matured and in the stated amount thereof), (iii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments,
          (iv) all obligations of such Person to pay the deferred purchase price of property or services that, in accordance with Generally Accepted Accounting Principles, would be required to be shown on a balance sheet of such Person as a liability, (v) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of a default are limited to repossession or sale of such property), (vi) all Capital Lease Obligations of such Person, (vii) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any capital stock or other equity securities that, by their stated terms (or by the terms of any equity securities issuable upon conversion thereof or in exchange therefor), or upon the occurrence of any event, mature or are mandatorily redeemable, or are redeemable at the option of the holder thereof, in whole or in part, (viii) the net termination obligations of such Person under Hedge Agreements, calculated as of any date as if such Hedge Agreements were terminated as of such date, (ix) all indebtedness referred to in clauses (i) through (viii) above secured by any Lien on any property or asset owned or held by such Person regardless of whether the indebtedness secured thereby shall have been assumed by such Person or is nonrecourse to the credit of such Person, and in an amount not to exceed the fair market value of the property of such Person securing such indebtedness, and (x) any Contingent Obligation of such Person, but specifically excluding from the foregoing trade payables and accrued expenses arising or incurred in the ordinary course of business.

               "Insurance Code" shall mean, with respect to any Insurance Subsidiary, the insurance code of any state where such Insurance Subsidiary is domiciled or conducting business, as amended from time to time, and any successor statute, together with all rules and regulations from time to time promulgated thereunder.

               "Insurance Holding Company System Regulatory Act" shall mean the New York Insurance Holding Company System Regulatory Act, Sections 1501 to 1510, 1601 to 1612 and 1701 to 1716 of the New York Insurance Law, as amended from time to time, and any successor statute, together with all rules and regulations from time to time promulgated thereunder.

               "Insurance Licenses" shall have the meaning given to such term in Section 5.4(c).

               "Insurance Subsidiary" shall mean any Subsidiary of the Borrower the ability of which to pay dividends is regulated by a Department or other Governmental Authority or that is otherwise required to be regulated thereby in accordance with the applicable Requirements of Law of its state of domicile, including, without limitation, RECO and ReCor Insurance Company Inc.

               "Interest Period" shall have the meaning given to such term in Section 3.2.

               "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute, and all rules and regulations from time to time promulgated thereunder.

               "Investment Advisory Subsidiary" shall mean any Subsidiary of the Borrower that is or is required to be registered as an "investment adviser" under the Advisers Act.

               "Investment Company Act" shall mean the Investment Company Act of 1940, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

               "Investment Company Management Agreements" shall mean all agreements between an Investment Advisory Subsidiary and a Mutual Fund of such Investment Advisory Subsidiary.

               "Investment Grade Securities" shall mean non-equity securities that are rated "BBB-" (or the then equivalent grade) or better by Standard & Poor's Corporation, Fitch Investor Services, Inc. or Duff & Phelps Credit Rating Company, "Baa3" (or the then equivalent grade) or better by Moody's Investors Service, Inc., "2" or better by the NAIC, or an equivalent rating by an equivalent rating agency selected by the Lender.

               "Investments" shall have the meaning given to such term in
          Section 7.11.

               "Lexington Management" shall mean Lexington Management Corporation, a Delaware corporation, and its successors and assigns.

               "LIBOR Tranche" shall mean, at any time, any Tranche that bears interest at such time at the Adjusted LIBOR Rate.

               "LIBOR Rate" shall mean, for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next higher 1/100 of one percentage point) obtained by dividing
          (a) the rate of interest determined by the Lender to be the rate for deposits in Dollars for the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. London time, two (2) Business Days prior to the first date of the applicable Interest Period, or if such rate is not available, the rate per annum at which, in the opinion of the Lender, Dollars in the amount of $5,000,000 are being offered to leading reference banks for settlement in the London interbank market at approximately 11:00 a.m. London time, two (2) Business Days prior to the first date of the applicable Interest Period, by (b) the percentage equal to one hundred percent (expressed as a decimal fraction) minus the Reserve Requirement for such Interest Period; provided, however, that with regard to any LIBOR Loan covered by any Hedge Agreement between the Borrower and the Lender (or any Affiliate of the Lender), the definition and calculation of LIBOR Rate under this Loan Agreement shall be consistent with the definition and calculation of LIBOR Rate pursuant to such Hedge Agreement, and in the event of any inconsistency between this Loan Agreement and such Hedge Agreement, the terms of such Hedge Agreement shall control. The LIBOR Rate shall be adjusted as of the first day of each Interest Period to reflect the LIBOR Rate as of such day. Each calculation by the

          Lender of the applicable LIBOR Rate shall be conclusive and binding for all purposes, absent bad faith or manifest error.

               "License" shall mean, with respect to any Person, any license (including without limitation, any license or certificate of authority from any applicable Governmental Authority), permit, authorization, registration or consent (whether, federal, state, local, foreign or otherwise) that is required by such Person to conduct its business as now conducted and as proposed to be conducted and to own or lease or operate its properties.

               "Lien" shall mean any mortgage, pledge, hypothecation, assignment, security interest, lien (statutory or otherwise) or other encumbrance of any nature, whether voluntary or involuntary, including, without limitation, the interest of any vendor or lessor under any conditional sale agreement, title retention agreement, capital lease or any other lease or arrangement having substantially the same effect as any of the foregoing, and the filing of any financing statement or similar statement or notice under the applicable Uniform Commercial Code or comparable recording statute of any jurisdiction securing or purporting to secure any Indebtedness.

               "Loan Documents" shall mean and collectively refer to this Agreement, the Term Note, the Pledge and Security Agreement, the Guaranty, any Hedge Agreement entered into by the Borrower in respect of the Obligations (but only so long as such Hedge Agreement is entered into with the Lender as counterparty) and any and all other agreements, certificates, instruments and documents, heretofore, now or hereafter executed by or in behalf of the Borrower or any of its Subsidiaries and delivered to the Lender with respect to any of the foregoing or with respect to the transactions contemplated hereby or thereby, and in each case, together with any amendments, modifications and supplements thereto and restatements thereof, in whole or in part.

               "Margin Stock" shall have the meaning given to such term in Regulation U of the Federal Reserve Board, as in effect from time to time, and any successor regulation thereto.

               "Material Adverse Change" shall mean any material adverse change in the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole.

               "Material Adverse Effect" shall mean a material adverse effect upon (i) the condition (financial or otherwise), operations, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, (ii) the ability of the Borrower or any of its Subsidiaries to perform under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of any Loan

          Document or (iv) the perfection or priority of the Liens granted to the Lender under the Loan Documents or the rights and remedies of the Lender under the Loan Documents; except, in the case of clauses (iii) and (iv) above, to the extent any such effect is caused by any act or omission on the part of the Lender.

               "Material Asset" shall have the meaning given to such term in Section 7.12.

               "Multiemployer Plan" shall mean any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA to which the Borrower, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or has, within the preceding five (5) years, made or been obligated to make contributions.

               "Mutual Fund" shall mean, with respect to any Person, any "investment company" (as such term is defined in the Investment Company Act) that is managed, administered, sponsored or distributed by such Person.

               "NAIC" shall mean the National Association of Insurance Commissioners and any successor thereto.

               "Navigators Stock" shall mean the 440,700 shares of common stock of The Navigators Group, Inc., a Delaware corporation, held by the Borrower on the Closing Date.

               "NASD" shall mean the National Association of Securities Dealers, Inc., or any successor thereto.

               "Net Cash Proceeds" shall mean, with respect to the issuance and sale by the Borrower of any capital stock or other equity securities of the Borrower or the sale of any assets of the Borrower, the amount of cash payments received net of reasonable accounting, legal and recording expenses, selling and brokerage commissions and discounts and underwriting fees and other reasonable fees and expenses incurred in connection with such issuance or sale (but only to the extent that the amounts so deducted are paid to a Person not an Affiliate of the Borrower).

               "Net Income" shall mean, with respect to any Person for any period, the net income (or loss) of such Person for such period, determined in accordance with Generally Accepted Accounting Principles.

               "Net Written Premiums" shall mean, with respect to any Insurance Subsidiary at any time, the amount of premiums written (after deducting or adding premiums on business ceded to or assumed from others) as shown on line 32, page 8, Part IIB, column 4 of the Annual Statement of such Insurance Subsidiary, or the amount determined in a consistent manner for any date other than a date as of which an Annual Statement of such Insurance Subsidiary is prepared.

               "New York Department" shall mean the New York State Department of Insurance.

               "NOLs" shall have the meaning given to such term in Section
          5.6(c).

               "Non-Insurance Subsidiary" shall mean any Subsidiary of the Borrower other than an Insurance Subsidiary.

               "Notice of Conversion/Continuation" shall have the meaning given to such term in Section 3.3.

               "Obligations" shall mean all indebtedness, liabilities and obligations owing, due or payable from the Borrower to the Lender or any other Person entitled thereto, of any kind or nature, under this Agreement or any of the other Loan Documents, direct or indirect, absolute or contingent, primary or secondary, now existing or hereafter arising and however acquired (including those acquired by assignment), including, without limitation, all principal of and interest (including, to the greatest extent permitted by law, post-petition interest) on the Loan and all fees, expenses and other amounts payable by the Borrower under this Agreement or any of the other Loan Documents.

               "PBGC" shall mean the Pension Benefit Guaranty Corporation and any successor thereto.

               "Pension Plan" shall mean any "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan subject to the provisions of Title IV of ERISA) and to which the Borrower, any of its Subsidiaries or any ERISA Affiliate may have any liability.

               "Permitted Liens" shall mean any of the following types of
          Liens:

               (a)  Liens created by the Loan Documents;

               (b)  Liens set forth on Schedule 1.1(a);

               (c) Liens for current taxes, assessments or other governmental charges that are not delinquent or remain payable without any penalty, or to the extent that the nonpayment thereof is permitted by Section 6.8;

               (d) Liens of carriers, warehousemen, mechanics, materialmen, landlords and vendors, or other similar liens, imposed by mandatory provisions of law and incurred in the ordinary course of business; provided that any such lien is removed within thirty
          (30) days after its assertion, unless such lien is being contested in good faith with diligence by appropriate proceedings and with respect to which the Borrower and its Subsidiaries have established funded reserves satisfactory to the Lender in its reasonable discretion;

               (e) Liens with respect to personal property only incurred in the ordinary course of business in connection with worker's compensation, unemployment insurance or other forms of governmental insurance or benefits, or liens arising from good faith deposits in connection with bids, tenders, statutory obligations, leases and contracts (other than for borrowed funds) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds;

               (f) Easements, rights-of-way, restrictions and other encumbrances in the ordinary course of business or other minor defects or irregularities in title or other similar encumbrances on realty owned or leased by the Borrower or any of its Subsidiaries not interfering in any material respect with such realty;

               (g) Liens arising from judgments, decrees or attachments not constituting an Event of Default under Section 8.1(m); provided that such lien is removed within thirty (30) days after its assertion, unless such lien is being contested in good faith with diligence by appropriate proceedings and with respect to which the Borrower and its Subsidiaries have established funded reserves satisfactory to the Lender in its reasonable discretion; and

               (h) Any other Liens that the Lender may approve in writing from time to time.

               "Person" shall mean any corporation, association, joint venture, partnership, limited liability company, organization, business, individual, trust, government or agency or political subdivision thereof or any other legal entity.

               "Pledge and Security Agreement" shall mean the Pledge and Security Agreement, dated as of the date hereof, between the Borrower and the Lender, in the form and substance satisfactory to the Lender, together with any amendments, modifications and supplements thereto and restatements thereof, in whole or in part.

               "Premium Adjustment Provision" shall have the meaning given to such term in Section 5.22.

               "Prohibited Transaction" shall mean any transaction described in (i) Section 406 of ERISA that is not exempt by reason of Section 408 of ERISA or by reason of a Department of Labor prohibited transaction individual or class exemption or

          (ii) Section 4975(c) of the Code that is not exempt by reason of
          Section 4975(c)(2) or 4975(d) of the Code or by reason of a Department of Labor prohibited transaction individual or class exemption.

               "Projected Debt Service" shall mean, for any fiscal year, an amount equal to the aggregate (without duplication) of all scheduled principal and interest reasonably estimated by the Borrower (and as set forth in the relevant Covenant Compliance Worksheet) to be required to be paid by the Borrower and its Subsidiaries during such fiscal year in respect of Indebtedness (including, without limitation, the Term Loan), based on interest rates in effect and being paid as of the date of determination.

               "Projections" shall have the meaning given to such term in
          Section 5.10(b).

               "Qualified Plan" shall mean any Pension Plan that is intended to be tax-qualified under Section 401(a) of the Internal Revenue Code, and the trust created thereunder that is intended to be tax-exempt under Section 501(a) of the Internal Revenue Code, and that the Borrower, any of its Subsidiaries or any ERISA Affiliate sponsors or maintains or to which it makes or is obligated to make contributions, or, in the case of a "multiple employer plan" within the meaning of Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five-plan year period, but excluding any Multiemployer Plan.

               "Quarterly Statement" shall mean, with respect to any Insurance Subsidiary for any fiscal quarter, the quarterly financial statements of such Insurance Subsidiary as required to be filed with the Department of its state of domicile, together with all exhibits, schedules, certificates and actuarial opinions required to be filed or delivered therewith.

               "RECO" shall mean The Reinsurance Corporation of New York, a New York corporation, and its successors and assigns.

               "Regulation D" shall mean Regulation D of the Federal Reserve Board or any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.

               "Reinsurance Agreement" shall mean any agreement, contract, treaty, certificate or other arrangement whereby an Insurance Subsidiary agrees to transfer, cede or retrocede to another insurer or reinsurer all or part of the liability assumed by such an Insurance Subsidiary under a policy or policies of insurance issued by such an Insurance Subsidiary.

               "Reinsurance Plan" shall mean the reinsurance plan of RECO provided to the Lender on or prior to the Closing Date pursuant to Section 4.2.3(c), together with all changes to such plan of which the Lender receives notice pursuant to Section 6.4(i).

               "Reportable Event" shall mean (i) a "reportable event" within the meaning of Section 4043(b) of ERISA for which the 30-day notice has not been waived by the PBGC, (ii) a withdrawal from a plan described in Section 4063 of ERISA or (iii) a cessation of operations described in Section 4062(e) of ERISA.

               "Requirement of Law" shall mean, with respect to any Person, any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, or otherwise pertaining to any or all of the transactions contemplated by this Agreement and the other Loan Documents and the Transactions.

               "Reserve Requirement" shall mean, with respect to any Interest Period, the reserve percentage (expressed as a decimal) applicable two (2) Business Days before the first day of such Interest Period determined by the Lender to be in effect on such day, as provided by the Federal Reserve Board, applied for determining the maximum reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to the Lender under Regulation D with respect to "Eurocurrency liabilities" within the meaning of Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding.

               "Richardson Family" shall mean the descendants of Lunsford Richardson, Sr., their spouses, trusts established by or for the benefit of such descendants, corporations controlled by such descendants and charitable organizations established by such descendants.

               "Risk-Based Capital" shall mean, with respect to RECO at any time, the risk-based capital of RECO determined in accordance with the NAIC Risk-Based Capital Model Act in the form as proposed by the NAIC as of the date hereof.

               "SEC Documents" shall have the meaning given such term in
          Section 4.2.3(e).

               "SIPA" shall mean the Securities Investor Protection Act of 1970, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

               "SIPC" shall mean the Securities Investor Protection Corporation established under the SIPA, or any successor thereto.

               "Solvent" shall mean, with respect to any Person at any time, that such Person (i) has capital sufficient to carry on its business as presently conducted and as then proposed to be conducted, (ii) has assets with a fair saleable value at such time (A) not less than the amount required to pay the probable liability on its then existing debts as they become absolute and matured and (B) greater than the total amount of its liabilities (including identified contingent liabilities) at such time, and
          (iii) does not then intend to, and does not then believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature; and, in the case of an Insurance Subsidiary, shall mean in addition that such Insurance Subsidiary, at such time, satisfies the minimum capital requirements of each relevant Department.

               "Statutory Accounting Principles" shall mean, with respect to any Insurance Subsidiary, the statutory accounting practices prescribed or permitted by the relevant Department, consistently applied and maintained and as applicable to the facts and circumstances on the date of determination.

               "Statutory Earnings Before Taxes" shall mean, with respect to RECO for any subject fiscal year, the amount shown on line 14B, page 4, column 1 of the Annual Statement of RECO for such fiscal year.

               "Statutory Liabilities" shall mean, with respect to any Insurance Subsidiary at any time, the amount shown on line 21, page 3, column 1 of the Annual Statement of such Insurance Subsidiary, or the amount determined in a consistent manner for any date other than a date as of which an Annual Statement of such Insurance Subsidiary is prepared.

               "Statutory Net Income" shall mean, with respect to RECO for any period, the amount shown on line 16, page 4, column 1 of the Annual Statement of RECO for such period, or the amount determined in a consistent manner for any period other than a period for which an Annual Statement of RECO is prepared.

               "Statutory Surplus" shall mean, with respect to RECO at any time, the amount shown on line 25, page 3, column 1 of the Annual Statement of RECO, or the amount determined in a consistent manner for any date other than a date as of which an Annual Statement of RECO is prepared.

               "Subsidiary" shall mean, with respect to any Person, any corporation or other Person of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors, in the case of a corporation, or of the ownership or beneficial interests, in the case of a Person not a corporation, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Borrower.

               "Surviving Indebtedness" shall have the meaning given to such term in Section 4.2.4(a).

               "Tax Payments" shall mean, for any period, the aggregate (without duplication) of all federal, state and local income, franchise and other taxes required to be deducted from consolidated revenue of the Borrower and its Subsidiaries in determining Consolidated Net Income for such period.

               "Tax Sharing Agreement" shall mean the Tax Sharing Agreement between the Borrower and RECO dated September 4, 1980, the Agreement to Apportion Federal Income Tax Liability Resulting from inclusion within a Consolidated Federal Return between the Borrower and Lexington Funds Distributor, Inc. dated August 19, 1993 and the Agreement to Apportion Federal Income Tax Liability Resulting from inclusion within a Consolidated Federal Income Tax Return among the Borrower, Lexington Management, Piedmont Capital Corporation and Manlex Corporation dated May 17, 1985 without regard to any amendments, modifications or supplements thereto or restatements thereof other than those approved by the Lender pursuant to the terms hereof.

               "Term Loan" shall have the meaning given to such term in
          Section 2.1.

               "Term Note" shall mean the promissory note of the Borrower in substantially the form of Exhibit A, executed and delivered to the Lender pursuant to Section 2.2, together with any amendments, modifications and supplements thereto and restatements thereof, in whole or in part.

               "Tranche" shall mean any portion of the outstanding principal amount of the Term Loan.

               "Unfunded Pension Liabilities" shall mean the excess of a Pension Plan's accrued benefits, within the meaning of
          Section 3(23) of ERISA, over the current value of its assets, within the meaning of Section 3(26) of ERISA.

               "Uniform Commercial Code" shall mean the Uniform Commercial Code of the State of North Carolina, as amended from time to time, unless in any particular instance the Uniform Commercial Code of another state is applicable, in which case such term shall mean the Uniform Commercial Code of such state.

               "Withdrawal Liabilities" shall mean, as of any determination date, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, if the Borrower, each of its Subsidiaries and each ERISA Affiliate made a complete withdrawal from all Multiemployer Plans, and any increase in contributions pursuant to Section 4243 of ERISA.

               1.2. Accounting Terms. Except as specifically provided otherwise in this Agreement, all accounting terms used herein that are not specifically defined shall have the meanings customarily given them in accordance with Generally Accepted Accounting Principles (or, to the extent that such terms apply solely to any Insurance Subsidiary or if otherwise expressly required, Statutory Accounting Principles) as then in effect. Notwithstanding the foregoing, in the event that any changes in Generally Accepted Accounting Principles or Statutory Accounting Principles after the date hereof are required to be applied to the transactions described herein and would materially affect the computation of the financial covenants contained in Sections 7.1 through 7.11, as applicable, such changes shall be followed only from and after the date this Agreement shall have been amended to take into account any such changes. References to amounts on particular exhibits, schedules, lines, pages and columns of any Annual Statement or Quarterly Statement are based on the format promulgated by the NAIC for the 1993 Annual Statements and Quarterly Statements. In the event such format is changed in future years so that different information is contained in such items or they no longer exist, or if the Annual Statement or Quarterly Statement is replaced by the NAIC or by any Department after the date hereof such that different forms of financial statements are required to be furnished by the Insurance Subsidiaries in lieu thereof, such references shall be to information consistent with that reported in the referenced item in the 1993 Annual Statements or Quarterly Statements, as the case may be.

               1.3. Other Terms; Construction. Unless otherwise specified or unless the context otherwise requires, (i) words in the singular include the plural and words in the plural include the singular, (ii) the words "herein," "hereof," "hereunder" and similar terms shall, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, (iii) all terms used herein without definition shall have the meanings accorded to them by the Uniform Commercial Code to the extent the same are used or defined therein, (iv) all references herein to sections, annexes, schedules and exhibits are references to sections, annexes, schedules and exhibits in and to this Agreement and (v) all terms defined herein shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.


                                      ARTICLE II

                                      TERM LOAN

               2.1. Term Loan. The Lender agrees, subject to and on the terms and conditions of this Agreement, to make a term loan (the "Term Loan") to the Borrower in the original principal amount of $20,000,000. The Lender will make the proceeds of the Term Loan available at its office referred to in Section 9.4, for the account of the Borrower, in Dollars and in immediately available funds, prior to 2:00 p.m., Charlotte time, on the Closing Date. To the extent repaid, the Term Loan may not be reborrowed.

               2.2. Term Note. The Term Loan shall be evidenced by a Term Note appropriately completed in substantially the form of Exhibit A. The Term Note shall (i) be executed by the Borrower,
          (ii) be dated as of the Closing Date, (iii) bear interest in accordance with the provisions of Section 3.1 and (iv) be entitled to all of the benefits of this Agreement and the other Loan Documents and subject to the provisions hereof and thereof.

               2.3. Scheduled Repayment of Term Loan. (a) Except to the extent due or made sooner pursuant to the terms and conditions of this Agreement, including pursuant to Sections 2.4 and 2.5, the Borrower will repay the outstanding principal amount of the Term Loan in the amounts and on the dates set forth below:

                    Date                          Principal Payment
                    ----                          -----------------

              July 1, 1995                             $500,000
              October 1, 1995                          $550,000
              January 1, 1996                          $800,000
              April 1, 1996                            $900,000
              July 1, 1996                             $900,000
              October 1, 1996                          $950,000
              January 1, 1997                          $950,000
              April 1, 1997                            $950,000
              July 1, 1997                             $950,000
              October 1, 1997                          $950,000
              January 1, 1998                          $950,000
              April 1, 1998                            $950,000
              July 1, 1998                             $950,000
              October 1, 1998                          $950,000
              January 1, 1999                          $950,000
              April 1, 1999                            $950,000
              July 1, 1999                             $950,000
              October 1, 1999                          $950,000
              January 1, 2000                        $1,000,000
              April 1, 2000                          $1,000,000
              July 1, 2000                           $1,000,000
              October 1, 2000                        $1,000,000

          ; provided, however, that if any of the foregoing payment dates is not a Business Day, then such payment shall be due on the Business Day next preceding such date.

               (b) Notwithstanding any other provision in this Agreement, the then outstanding principal amount of the Term Loan shall be due and payable in full on October 1, 2000.

               2.4. Mandatory Prepayment of Term Loan. (a) Promptly upon its receipt thereof, but in any event not later than two (2) Business Days after the date thereof, the Borrower will make a mandatory prepayment of the outstanding principal amount of the Term Loan (i) in an amount equal to the Net Cash Proceeds from the issuance, sale or other disposition of its capital stock or other equity securities or of any rights, warrants or options to purchase or acquire any shares of its capital stock or other equity securities, other than the issuance of up to 1,500,000 shares of common stock of the Borrower (and options or other rights to purchase such shares) pursuant to an Employee Plan and
          (ii) in an amount equal to any income tax refund received by the Borrower with respect to the application of NOLs arising in the fiscal year ending December 31, 1994.

               (b)  Concurrently with the delivery pursuant to
          Section 6.1(b) of its annual financial statements after the end of each fiscal year, beginning with the fiscal year ending December 31, 1995, but in any event not later than ninety (90) days after the last day of each such fiscal year, the Borrower will make a mandatory principal prepayment of the outstanding principal amount of the Term Loan in an amount equal to 75 percent of Excess Cash Flow, if any, for such fiscal year.

               2.5. Voluntary Prepayment of Term Loan. The Borrower shall have the right from time to time to prepay the Term Loan, in whole or in part, without premium or penalty (except as provided in clause (ii) below), upon written notice to the Lender prior to 11:00 a.m., Charlotte time, at least three (3) Business Days' prior to each intended prepayment, provided that (i) each voluntary partial prepayment shall be in an aggregate principal amount of no less than $500,000 or, if greater, shall be in an integral multiple of $100,000 in excess thereof, and (ii) unless made together with all amounts required under Section 3.9 to be paid as a consequence of such prepayment, a prepayment of a LIBOR Tranche may be made only on the last day of the Interest Period applicable thereto. Each such notice shall specify the proposed date of such prepayment, the principal amount thereof and whether the portion of the Term Loan to be prepaid is a Base Rate Tranche or a LIBOR Tranche, and shall be irrevocable and shall bind the Borrower to make such prepayment on the terms specified therein.

               2.6. Interest; Application of Payments. (a) Each payment or prepayment of the Term Loan made pursuant to Sections 2.3, 2.4 or 2.5 (i) shall be made together with accrued interest to the date of such payment on the principal amount so paid and
          (ii) shall be subject to the provisions of Section 3.4.

               (b) Each prepayment of the Term Loan made pursuant to Sections 2.4 or 2.5 shall be applied to reduce the scheduled principal payments on the Term Loan in the inverse order of maturity.


                                     ARTICLE III

                           INTEREST; ADDITIONAL PROVISIONS

               3.1. Interest. (a) As of the Closing, the Term Loan shall be comprised entirely of one Base Rate Tranche. After the Closing, the Borrower shall have the option, subject to the terms and conditions of this Agreement, from time to time to cause the Term Loan to be comprised of one or more Base Rate Tranches or one or more LIBOR Tranches, or a combination thereof. Any portion of the outstanding principal amount of the Term Loan not comprised at any time of one or more LIBOR Tranches shall be comprised at such time of Base Rate Tranches.

               (b) The Borrower will pay interest to the Lender in respect of each Tranche comprising the unpaid principal amount of the Term Loan, from the Closing Date until such principal amount shall be paid in full, (i) in respect of each Base Rate Tranche, at the Adjusted Base Rate as in effect from time to time during such periods as such Tranche is a Base Rate Tranche, and (ii) in respect of each LIBOR Tranche, at the Adjusted LIBOR Rate as in effect from time to time during such periods as such Tranche is a LIBOR Tranche.

               (c) Any principal amount of the Term Loan not paid when due and, to the greatest extent permitted by law, all interest accrued on the Term Loan and all other fees and amounts hereunder or under any other Loan Document not paid when due (whether at maturity, pursuant to acceleration or otherwise), shall bear interest at a rate per annum equal to the interest rate applicable from time to time thereafter to the Term Loan (whether the Adjusted Base Rate or the Adjusted LIBOR Rate) plus two percentage points (or, in the case of fees and other amounts, at the Base Rate plus two and one-half percentage points), and, in each case, such default interest shall be payable on demand. To the greatest extent permitted by law, interest shall continue to accrue after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

               (d) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Tranche, in arrears
          (y) on the first day of each January, April, July and October, (except that if any such day is not a Business Day, interest shall be due on the Business Day next preceding such day) beginning with April 1, 1995, and (z) on the date all or any portion of the outstanding principal amount of such Base Rate Tranche shall be converted (but only on the amount so converted) into a LIBOR Tranche pursuant to Section 3.3, (ii) in respect of each LIBOR Tranche, in arrears on the last Business Day of the Interest Period applicable thereto (subject to the provisions of clause (ii) in Section 3.2) and (iii) in respect of any Tranche, on the date of any repayment or prepayment (in respect of the amount so repaid or prepaid), at maturity (whether pursuant to acceleration or otherwise) and, after maturity, on demand.

               (e) Nothing contained in this Agreement or in any other Loan Document shall be deemed to establish or require the payment of interest to the Lender at a rate in excess of the maximum rate permitted by applicable law. If the amount of interest payable on any interest payment date would exceed the maximum amount permitted by applicable law then to be charged by the Lender, the amount of interest payable on such interest payment date shall be automatically reduced to such maximum permissible amount, and any amounts collected in excess of the permissible amount that would otherwise represent interest shall be deemed a voluntary prepayment of principal on the Term Loan made pursuant to
          Section 2.5.

               (f) The Lender shall promptly notify the Borrower upon determining the interest rate for each Interest Period after its receipt of the relevant Notice of Conversion/Continuation; provided, however, that the failure of the Lender to provide the Borrower with any such notice shall neither affect any obligations of the Borrower hereunder nor result in any liability on the part of the Lender to the Borrower. Each such determination (including each determination of the Reserve Requirement in connection with any LIBOR Tranche) shall, absent manifest error, be final and conclusive and binding on the parties hereto.

               3.2. Interest Periods. Concurrently with the giving of any Notice of Conversion/Continuation in respect of any LIBOR Tranche, the Borrower shall have the right to elect, pursuant to such notice, the interest period (each, an "Interest Period") to be applicable to such LIBOR Tranche, which Interest Period shall, at the option of the Borrower, be a one, two or three-month period; provided, however, that:

                    (i) the initial Interest Period for any LIBOR Tranche shall commence on the date of the continuation of or conversion into such LIBOR Tranche, and each successive Interest Period applicable to such LIBOR Tranche shall commence on the day on which the next preceding Interest Period applicable thereto expires;

                   (ii) if any Interest Period otherwise would expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless such next succeeding Business Day falls in another calendar month, in which case such Interest Period shall expire on the next preceding Business Day;

                  (iii) if any Interest Period begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period would otherwise expire, such Interest Period shall expire on the last Business Day of such calendar month;

                   (iv) the Borrower may not select any Interest Period that expires after October 1, 2000;

                    (v) no LIBOR Tranche may be incurred prior to the fourth (4th) Business Day after the Closing Date;

                   (vi) no Interest Period shall extend beyond the date of any scheduled repayment or other mandatory prepayment of principal on the Term Loan unless, immediately after giving effect to such repayment or prepayment, the aggregate principal amount of all LIBOR Tranches having Interest Periods ending after the date of such scheduled repayment or mandatory prepayment shall be equal to or less than the principal amount of the Term Loan then outstanding;

                  (vii) LIBOR Tranches may not be outstanding under more than three (3) separate Interest Periods at any one time; and

                 (viii) if, upon the expiration of any Interest Period applicable to a LIBOR Tranche, the Borrower shall have failed to elect a new Interest Period to be applicable to such LIBOR Tranche, then the Borrower shall be deemed to have elected to convert such LIBOR Tranche into a Base Rate Tranche as of the expiration of the then current Interest Period applicable thereto.

               3.3. Conversions and Continuations. (a) The Borrower shall have the right, on any Business Day occurring on or after the fourth (4th) day after the Closing Date, to elect (i) to convert all or a portion of the outstanding principal amount of any Base Rate Tranche into a LIBOR Tranche, or to convert any LIBOR Tranche into a Base Rate Tranche, or (ii) to continue all or a portion of the outstanding principal amount of any LIBOR Tranche for an additional Interest Period, provided that (x) any such conversion or continuation of a LIBOR Tranche shall involve a principal amount of not less than $2,000,000 or, if greater, an integral multiple of $500,000 in excess thereof, (y) except as otherwise provided in Section 3.7(d), a LIBOR Tranche may be converted into a Base Rate Tranche only on the last day of the Interest Period applicable thereto (and, in any event, if a LIBOR Tranche is converted into a Base Rate Tranche on any day other than the last day of the Interest Period applicable thereto, the Borrower will pay, upon such conversion, all amounts required under Section 3.9 to be paid as a consequence thereof) and (z) no conversion of a Base Rate Tranche into a LIBOR Tranche or continuation of a LIBOR Tranche shall be permitted during the continuance of a Default or Event of Default.

               (b) The Borrower shall make each such election by delivering written notice to the Lender prior to 11:00 a.m., Charlotte time, at least three (3) Business Days prior to the effective date of any conversion of a Base Rate Tranche into, or continuation of, a LIBOR Tranche and at least one (1) Business Day prior to the effective date of any conversion of a LIBOR Tranche into a Base Rate Tranche. Each such notice (each, a "Notice of Conversion/Continuation") shall be irrevocable, shall be given in the form of Exhibit B, shall be executed by an Authorized Officer of the Borrower and shall be appropriately completed to specify (x) the date of such conversion or continuation, (y) in the case of a conversion into, or a continuation of, a LIBOR Tranche, the Interest Period to be applicable thereto and (z) the aggregate amount and type (Base Rate or LIBOR) of the Tranche being converted or continued. In the event that the Borrower shall fail to deliver a Notice of Conversion/Continuation as provided herein with respect to any outstanding LIBOR Tranche, such LIBOR Tranche shall automatically be converted to a Base Rate Tranche upon the expiration of the then current Interest Period applicable thereto.

               3.4. Method, Application of Payments; Computations.  (a)
          All payments by the Borrower hereunder shall be made without setoff, counterclaim or other defense, in Dollars and in immediately available funds to the Lender at its office referred to in Section 9.4, prior to 2:00 p.m., Charlotte time, on the date payment is due. Any payment made as required hereinabove, but after 2:00 p.m., Charlotte time, shall be deemed to have been made on the next succeeding Business Day. If any payment falls due on a day that is not a Business Day, then such due date shall be extended to the next succeeding Business Day (except that in the case of LIBOR Tranches to which the provisions of clause (ii) in Section 3.2 are applicable, such due date shall be the next preceding Business Day), and such extension of time shall then be included in the computation of payment of interest, fees or other applicable amounts. All wire transfers to the Lender shall be sent to

               First Union National Bank of North Carolina, Charlotte, North Carolina, ABA Routing #053000219, Ledger 465906 0001801, Attention: Ms. Sabrina Pagan, Re: Piedmont Management Company Inc.

          unless otherwise instructed by the Lender.

               (b) With respect to each payment hereunder, except as specifically provided otherwise herein or in any of the other Loan Documents, the Borrower may designate by written notice to the Lender prior to or concurrently with such payment the specific Tranches that are to be repaid or prepaid; provided that, unless made together with all amounts required under
          Section 3.9 to be paid as a consequence thereof, a prepayment of a LIBOR Tranche may be made only on the last day of the Interest Period applicable thereto. In the absence of any such designation by the Borrower, the Lender shall, subject to the foregoing, make such designation in its sole discretion.

               (c) All computations of interest and fees hereunder (including computations of the Reserve Requirement) shall be made on the basis of a year consisting of 360 days and the actual number of days (including the first day, but excluding the last day) elapsed.

               (d) The Lender will record on its internal records the outstanding principal amount of the Term Loan, the amount of each payment received by it in respect of the Term Loan and the amount of each Tranche thereof outstanding from time to time, and the information so recorded shall, absent manifest error, be conclusive; provided, however, that the failure of the Lender to make any such recordation or provide any such information, or any error in such recordation or information, shall not affect the Borrower's obligations in respect of the Term Loan.

               3.5. Recovery of Payments. The Borrower agrees that to the extent the Borrower makes a payment or payments to or for the account of the Lender, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the Obligation intended to be satisfied shall, to the extent permitted by applicable law, be revived and continued in full force and effect as if such payment had not been received.

               3.6. Use of Proceeds. The proceeds of the Term Loan shall be used solely to make an equity capital contribution to RECO of at least $17,500,000, to repay certain indebtedness and to pay or reimburse reasonable fees, costs and expenses in connection with the closing of the Transactions that have been approved by the Lender for payment or reimbursement.

               3.7. Increased Costs; Change in Circumstances; Illegality; etc. (a) If the adoption or modification after the Closing Date of any applicable law, rule or regulation, or any change after the Closing Date in the interpretation or administration thereof by any Governmental Authority or central bank (whether or not having the force of law) charged with the interpretation, administration or compliance of the Lender with any of such requirements, shall increase the costs to the Lender of agreeing to make, making, funding or maintaining any LIBOR Tranche or reduce the yield or rate of return of the Lender on any LIBOR Tranche to a level below that which the Lender could have achieved but for the adoption or modification of any such requirements (other than as a result of any change in the Reserve Requirement) or the interpretation or administration thereof, the Borrower will, within fifteen (15) days after delivery to the Borrower by the Lender of written demand therefor, pay to the Lender such additional amounts as shall compensate the Lender for such increase in costs or reduction in return. Such written demand shall reflect the basis for calculation of the additional amounts owed.

               (b) If, at any time, the Lender shall have determined that the adoption or modification after the Closing Date of any applicable federal, state or local law, rule or regulation regarding the Lender's required level of capital (including any allocation of capital requirements or conditions, but excluding federal, state or local income tax liability), or any change after the Closing Date in any interpretation or administration thereof by any Governmental Authority (whether or not having the force of law) charged with the interpretation, administration or compliance of the Lender with any of such requirements, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of the Term Loan or any Tranche thereof to a level below that which the Lender could have achieved but for such adoption, modification, implementation or interpretation (taking into account the Lender's policies with respect to capital adequacy), the Borrower will, within fifteen
          (15) days after delivery to the Borrower by the Lender of written demand therefor, pay to the Lender such additional amounts as will compensate the Lender for such reduction in return. Such written demand shall reflect the basis for calculation of the additional amounts owed.

               (c) If, on or prior to the first day of any Interest Period, (i) the Lender shall have determined that Dollar deposits in the amount of the relevant LIBOR Tranche are not generally available in the London interbank Eurodollar market or that the rate at which such Dollar deposits are being offered will not adequately and fairly reflect the cost to the Lender of making or maintaining the LIBOR Tranche during such Interest Period or
          (ii) the Lender shall have determined that adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate for such Interest Period, the Lender will forthwith so notify the Borrower, whereupon the obligation of the Lender to make, to convert Base Rate Tranches into, or to continue (after the expiration of the then-current Interest Period), LIBOR Tranches shall be suspended (including in respect of the LIBOR Tranche to which such Interest Period applies), and any Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Tranches shall be deemed to be a request for Base Rate Tranches, until the Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Borrower.

               (d) Notwithstanding any other provision in this Agreement, if, at any time after the Closing Date, the Lender shall have determined that the adoption or modification of any applicable law, rule or regulation, or any interpretation or administration thereof by any Governmental Authority or central bank (whether or not having the force of law) charged with the interpretation, administration or compliance of the Lender with any of such requirements, has or would have the effect of making it unlawful for the Lender to honor its obligation to make LIBOR Tranches or to continue to make or maintain LIBOR Tranches, the Lender will forthwith so notify the Borrower, whereupon (i) each LIBOR Tranche shall automatically, on the expiration date of the respective Interest Period applicable thereto or, to the extent any such LIBOR

          Tranche may not lawfully be maintained as a LIBOR Tranche until such expiration date, upon such notice, be converted into a Base Rate Tranche and (ii) the obligation of the Lender to make, to convert Base Rate Tranches into, or to continue, LIBOR Tranches shall be suspended (including in respect of the LIBOR Tranche to which such Interest Period applies), and any Notice of Conversion/Continuation given at any time thereafter with respect to LIBOR Tranches shall be deemed to be a request for Base Rate Tranches, until the Lender shall have determined that the circumstances giving rise to such suspension no longer exist and shall have so notified the Borrower.

               (e)  Determinations by the Lender for purposes of this
          Section 3.7 of any increased costs, reduction in return, market contingencies, illegality or any other matter shall, absent manifest error, be conclusive, provided that such determinations are made in good faith. No failure by the Lender to demand payment of any amounts payable under this Section 3.7 shall constitute a waiver of its right to demand payment of any additional amounts arising at any subsequent time. Nothing in this Section 3.7 shall be construed or so operate as to require the Borrower to pay any interest, fees, costs or charges in excess of that permitted by applicable law.

               3.8. Taxes. (a) Any and all payments by the Borrower hereunder shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, other than net income and franchise taxes imposed on the Lender by the United States or by the jurisdiction under the laws of which the Lender is organized or in which its principal office or applicable lending office is located or any political subdivision or taxing authority thereof (all such nonexcluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.8), the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower will make such deductions and
          (iii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

               (b) The Borrower will indemnify the Lender for the full amount of Taxes (including, without limitation, any Taxes imposed by any jurisdiction on amounts payable under this Section 3.8) paid by the Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Lender makes written demand therefor. Within thirty (30) days after the date of any payment of Taxes pursuant to this
          Section 3.8, the Borrower will furnish to the Lender the original or a certified copy of a receipt evidencing payment thereof.

               3.9. Compensation. The Borrower will compensate the Lender, upon its written request (which request shall set forth the basis for requesting such compensation), for all losses, expenses and liabilities that the Lender may sustain (i) if for any reason a conversion of or into a LIBOR Tranche does not occur on a date specified therefor in a Notice of Conversion/Continuation,
          (ii) if any repayment, prepayment or conversion of any LIBOR Tranche occurs on a date other than the last day of an Interest Period applicable thereto, (iii) if any prepayment of any principal portion of any LIBOR Tranche is not made on any date specified in a notice of prepayment given by the Borrower or
          (iv) as a consequence of the acceleration of any Interest Period of any LIBOR Tranche as a consequence of acceleration of the maturity of the Term Loan pursuant to Section 8.2. Such compensation shall include, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund any LIBOR Tranche. Calculation of all amounts payable to the Lender under this Section shall be made as though the Lender had actually funded the relevant LIBOR Tranche through the purchase of a Eurodollar deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Tranche and having a maturity comparable to the relevant Interest Period; provided, however, that the Lender may fund each LIBOR Tranche in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section.


                                      ARTICLE IV

                     CLOSING; CONDITIONS OF CLOSING AND BORROWING

               4.1. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Robinson, Bradshaw & Hinson, P.A., 1900 Independence Center, 101 North Tryon Street, Charlotte, North Carolina, or at such other place as the parties hereto shall mutually agree (the "Closing Date"), at 10:00 a.m. on December 29, 1994, or at such other time as the parties hereto shall mutually agree. The parties agree that the Term Loan has been and shall be made in North Carolina and that the Loan Documents were prepared and executed in North Carolina.

               4.2. Conditions of Closing. The obligation of the Lender to close this financing and to make the Term Loan hereunder on the Closing

          Date are subject to the satisfaction of the following conditions precedent:

               4.2.1 Executed Loan Documents. (a) Original copies, in quantities designated by the Lender, of this Agreement and the Pledge and Security Agreement, and an original Term Note, shall have been duly authorized, executed and delivered to the Lender by the Borrower, and each such Loan Document shall be in full force and effect and no Default or Event of Default shall exist thereunder. The Lender shall also have received all certificates for the capital stock of RECO and Lexington Management being pledged under the Pledge and Security Agreement, executed undated irrevocable stock powers for each such certificate, and the certificates evidencing the Navigators Stock, together with undated irrevocable stock powers for each such certificate duly executed, by the Borrower in blank with a Medallion signature guarantee.

               (b) Original copies, in quantities designated by the Lender, of the Guaranty shall have been duly authorized, executed and delivered to the Lender by Lexington Management, and the Guaranty shall be in full force and effect and no Default shall exist thereunder.

               (c) All Uniform Commercial Code financing statements and all other filings or recordations, and all other actions, necessary to perfect the security interests of the Lender in the Collateral shall have been filed or taken, and the Lender shall have received assurances in a form acceptable to it that such security interests constitute valid and perfected first-priority security interests therein, subject only to Permitted Liens.

               4.2.2 Certificates, etc. The Lender shall have received the following, each in form and substance satisfactory to the
          Lender:

               (a) A certificate dated as of the Closing Date from the president or chief financial officer of the Borrower, to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true, correct and complete as of the Closing Date; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents; that there are no material regulatory proceedings, including insurance regulatory proceedings, pending or, to such individual's knowledge, threatened against any of the Subsidiaries in any jurisdiction; that, after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, no Default or Event of Default has occurred and is continuing; and that the Borrower has satisfied each of the closing conditions set forth in this
          Article IV;

               (b) A certificate dated as of the Closing Date of the secretary or an assistant secretary of each of the Borrower, and

          Lexington Management, certifying: (i) that attached thereto is a true and complete copy of the articles or certificate of incorporation and all amendments thereto of such person, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation and that such articles have not been amended since such date; (ii) that attached thereto is a true and complete copy of the bylaws of such Person as in effect on the date of such certification;
          (iii) that attached thereto is a true and complete copy of resolutions adopted by the Board of Directors of such Person, authorizing the execution, delivery and performance of the Loan Documents to which it is a party, if any; and (iv) as to the incumbency and genuineness of the signature of each officer of such Person executing the Loan Documents to which it is a party, if any;

               (c) A certificate dated as of the Closing Date of the Secretary or Assistant Secretary of RECO, certifying: (i) that attached thereto are true and complete copies of the articles of incorporation and all amendments thereto and the bylaws of RECO as in effect on the date of such certification;

               (d) Certificates as of a recent date of the good standing of each of the Borrower, RECO and Lexington Management under the laws of its jurisdiction of organization; and

               (e) A certificate of compliance for RECO issued by the New York Department within thirty (30) days prior to the Closing Date.

               4.2.3 Other Documents. The Lender shall have received the following, each in form and substance satisfactory to the Lender:

               (a)  A completed Form U-1 of the Federal Reserve Board;

               (b) The favorable opinion of the law firm of Davis Polk & Wardwell, counsel to the Borrower, dated as of the Closing Date and addressed to the Lender as to the matters as the Lender may reasonably request;

               (c) The reinsurance plan of RECO as in effect on the Closing Date;

               (d) As to the Historical Financial Statements of the Borrower and its Subsidiaries and the Historical Statutory Statements of each of the Insurance Subsidiaries, in each case as of the end of its most recent fiscal year, a report thereon of the relevant independent certified public accountants, containing an unqualified opinion of such accountants;

               (e) Copies of each of the following documents as filed by the Borrower with the Securities and Exchange Commission:

                    (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

                   (ii) Quarterly Report on Form 10-Q for the period ended March 31, 1994;

                  (iii) Quarterly Report on Form 10-Q for the period ended June 30, 1994;

                   (iv) Quarterly Report on Form 10-Q for the period ended September 30, 1994;

                    (v) any Current Reports on Form 8-K filed since January 1, 1994;

                   (vi)  1993 Annual Report to Stockholders;

                  (vii) definitive proxy statement for the annual meeting of stockholders held on May 26, 1994;

               (collectively, the "SEC Documents").

               (f) A schedule of the investment portfolio of RECO as of September 30, 1994, and no material adverse change shall have occurred with respect to such investment portfolio since September 30, 1994;

               (g) The results of UCC searches of all filings made against the Borrower under the Uniform Commercial Code as in effect in the states in which any of the Collateral being pledged as of the Closing Date is located or whose laws govern the perfection and validity of the Lender's security interest therein, which search results shall indicate, among other things, that the Collateral being pledged by the Borrower as of the Closing Date is free and clear of any Liens other than Permitted Liens;

               (h) Copies of the Actuarial Report of RECO for the fiscal year ended December 31, 1993;

               (i)  The Projections;

               (j) Business plans of RECO and Lexington Management for the fiscal year ending December 31, 1995;

               (k) True and complete copies of the following, including all amendments thereto, as in full force and effect on the Closing Date:

                    (i)  the Tax Sharing Agreements;

                    (ii) the current Form ADV of each Investment Advisory
               Subsidiary;

                    (iii) the current Form BD and most recent FOCUS report of each Broker-Dealer Subsidiary; and

                    (iv) the current prospectus and most recent Form N-SAR
               of each Mutual Fund of an Investment Advisory Subsidiary;

               (l) All other documents, certificates and instruments required hereunder and under the other Loan Documents to be delivered to the Lender as a condition to the Closing, including, without limitation, the Historical Financial Statements and the Historical Statutory Statements.

               4.2.4 Certain Transactions. The Lender shall have received the following, each in form and substance satisfactory to the
          Lender:

               (a) Evidence that any Indebtedness of the Borrower and its Subsidiaries, other than Indebtedness listed with the consent of the Lender on Schedule 5.28 as outstanding as of the Closing Date (collectively, "Surviving Indebtedness"), including, without limitation, all Indebtedness under the Credit Agreement dated December 8, 1986 between the Borrower and Morgan Guaranty Trust Company of New York and the $2 million unsecured line of credit with Morgan Guaranty Trust Company of New York, has been paid, satisfied or extinguished in full and that all Liens securing such Indebtedness have been released and terminated, including the execution and delivery to the Lender of payoff and release letters and any required Uniform Commercial Code termination statements in form suitable for filing;

               (b) Evidence that RECO has secured a property catastrophe reinsurance policy in form and substance satisfactory to the Lender from a reinsurer acceptable to the Lender providing $5 million of coverage for catastrophe losses in excess of $5 million;

               (c) Concurrently with the making of the Term Loan, the balance of the facility fee required under the terms of the commitment letter from the Lender to the Borrower, dated December 20, 1994, to be paid to the Lender at the Closing;

               (d) Concurrently with the making of the Term Loan, evidence of payment by the Borrower of the fees and expenses of the Lender's special counsel incurred in connection with the transactions contemplated hereby;

               (e) Concurrently with the making of the Term Loan, evidence that at least $17,500,000 of the remaining proceeds of the Term Loan shall have been used to make an equity capital contribution to RECO.

               4.2.5  Consents; No Adverse Change; etc.

               (a) All approvals, permits, authorizations and consents of any and all Governmental Authorities (including, without limitation, all relevant Departments) or other Persons required in connection with the execution, delivery and performance of this Agreement and the other Loan Documents shall have been obtained and shall be in full force and effect, each in form and substance satisfactory to the Lender, and the Lender shall have received copies thereof, and all applicable waiting periods shall have expired without any adverse action being taken by any Governmental Authority having jurisdiction; provided, however, that the approval of all relevant Departments may be required prior to any foreclosure or other transfer, but not the pledge, under the Pledge and Security Agreement of any Collateral constituting the stock of any Insurance Subsidiary.

               (b) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed, before any court or other Governmental Authority, to enjoin, restrain or prohibit, or to obtain substantial damages in respect of, or that is otherwise related to or arises out of, this Agreement or any of the other Loan Documents or that, in the Lender's opinion, would be reasonably likely to have a Material Adverse Effect or would otherwise make it inadvisable for the Lender to consummate the transactions contemplated hereby.

               (c) Since September 30, 1994, there shall not have occurred any Material Adverse Change or any event, condition or state of facts that could reasonably be expected to have a Material Adverse Effect.

               (d) The Lender shall have completed its due diligence review of the facilities, books and records of the Borrower and its Subsidiaries, and the results thereof shall have been satisfactory to the Lender.

               (e) Each of the representations and warranties made by the Borrower contained in Article V shall be true and correct on and as of the Closing Date, except to the extent any such representation or warranty relates solely to a prior date.

               (f) No Default or Event of Default shall have occurred or be continuing or shall have resulted from the making of the Term Loan or the application of the proceeds therefrom.

               (g) The Lender shall have received copies of all other documents, certificates, opinions, instruments and other evidence as the Lender may reasonably request, each in form and substance satisfactory to the Lender.


                                      ARTICLE V

                            REPRESENTATIONS AND WARRANTIES

               In order to induce the Lender to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Lender as follows:

               5.1. Corporate Existence and Power. Each of the Borrower and its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has the full corporate power and authority to execute, deliver and perform the Loan Documents to which it is or will be a party, to own and hold its property and to engage in its business as presently conducted and (iii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified.

               5.2. Authorization; Enforceability. Each of the Borrower and its Subsidiaries has taken all necessary corporate action to execute, deliver and perform, and validly executed and delivered, each of the Loan Documents to which it is to be a party. Each of this Agreement and the other Loan Documents constitutes the legal, valid and binding obligation of each of the Borrower and its Subsidiaries to the extent a party hereto or thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by general equitable principles.

               5.3. No Violation. The execution, delivery and performance by each of the Borrower and its Subsidiaries of the Loan Documents to which it is a party, and compliance by it therewith, do not and will not (i) violate any provision of its articles or certificate of incorporation or bylaws, (ii) contravene any applicable Requirement of Law (including, without limitations, Regulations G, T, U and X of the Federal Reserve Board),
          (iii) conflict with, result in a breach of or constitute (with notice, lapse of time or both) a default under any indenture, loan agreement, mortgage, deed of trust, lease or other agreement or instrument to which it is a party, by which it or any of its properties is bound or to which it may be subject, (iv) result in or require the creation or imposition of any Lien upon any of its properties, other than Liens created pursuant to the Loan Documents, or (v) require the approval or consent of any Person not a Governmental Authority, other than such approvals and consents as have been obtained as required and the approval of all relevant Departments with respect to any foreclosure or other transfer, but not the pledge, under the Pledge and Security Agreement of any Collateral constituting stock of any Insurance Subsidiary and such approvals described in
          Section 22 of the Pledge and Security Agreement.

               5.4. Governmental Authorization; Permits. (a) No consent, approval, authorization, exemption or other action by, notice to, or filing with, any Governmental Authority is required in connection with (i) the due execution, delivery and performance by each of the Borrower and its Subsidiaries of this Agreement or any of the other Loan Documents to which it is a party or the legality, validity or enforceability hereof or thereof, other than the approval of all relevant Departments with respect to any foreclosure or other transfer, but not the pledge, under the Pledge and Security Agreement of any Collateral constituting stock of any Insurance Subsidiary, or (ii) the perfection and maintenance (including maintenance of priority) of the Liens created pursuant to the Loan Documents, in each case other than filings specifically contemplated by the Loan Documents and other than such filings as have been obtained and are set forth in
          Schedule 5.4.

               (b) Each of the Borrower and its Subsidiaries has, and is in good standing with respect to, all requisite Licenses. None of such Licenses contains any term, condition or limitation more burdensome than such as are generally applicable to Persons engaged in the same or similar business.

               (c) Each of the Insurance Subsidiaries holds licenses (including, without limitation, licenses or certificates of authority from relevant Departments), permits or authorizations necessary to transact insurance and reinsurance business in all jurisdictions in which such Insurance Subsidiary transacts such business (collectively, the "Insurance Licenses"). To the knowledge of the Borrower, (x) no such Insurance License is the subject of a proceeding for suspension, revocation or limitation or any similar proceedings, (y) there is no sustainable basis for such a suspension, revocation or limitation, and (z) no such suspension, revocation or limitation is threatened by any relevant Department. No Insurance Subsidiary transacts any insurance business, directly or indirectly, in any jurisdiction, other than one in which it has an Insurance License, where such business requires any license, permit or other authorization of a Department or other Governmental Authority of such jurisdiction.

               5.5. Litigation. There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, other Governmental Authority or other Person,
          (i) against or
          affecting the Borrower or any of its Subsidiaries or any of their respective properties seeking damages in excess of $50,000 (other than claims made in the ordinary course of business pursuant to written policies) or that would otherwise, if adversely determined, be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or (ii) with respect to this Agreement or any of the other Loan Documents.

               5.6. Taxes. (a) Each of the Borrower and its Subsidiaries has timely filed all tax returns and reports required to be filed by it and has paid all taxes, assessments, fees and other charges levied upon it or upon its properties that are shown thereon as due and payable (including, without limitation, all required withholding taxes, social security taxes and other similar payroll taxes), other than those that are being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles. Such returns accurately reflect in all material respects all liability for taxes of the Borrower and its Subsidiaries for the periods covered thereby. There is no action, suit, audit, investigation, assessment, claim or proceeding pending or, to the knowledge of the Borrower, threatened, regarding any taxes relating to the Borrower or any of its Subsidiaries.

               (b) The consolidated federal income tax returns of the Borrower have been examined by the Internal Revenue Service for all periods to and including December 31, 1992; and all deficiencies asserted as a result of such examinations (or as a result of any examination of such returns for earlier fiscal years) have been paid or finally settled.

               (c) The Borrower paid federal income taxes of at least $3,390,000 million in respect to income realized in the fiscal year ended December 31, 1993 and as of the Closing Date has not received any refund with respect thereto. Net Operating Losses ("NOLs") under Section 172(b)(1)(A) of the Internal Revenue Code arising with respect to the fiscal year ending December 31, 1994 may be carried back to offset income realized in the fiscal year ended December 31, 1993. The Borrower estimates in good faith that such application of such NOLs would entitle the Borrower to a federal income tax refund of at least $3,390,000. The Borrower shall take such action as is necessary to obtain such a refund as soon as is practicable.

               5.7. Subsidiaries and Ownership of Securities. (a) Part I of Schedule 5.7 sets forth a list, both (i) as of the date hereof and (ii) as of the Closing Date, of all of the Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its incorporation, the percentage ownership (direct and indirect) of the Borrower in each class of its capital stock, and each direct owner thereof. Except for the shares of capital stock expressly indicated on Schedule 5.7, there are no shares of capital stock or warrants, rights, options or other equity securities of any Subsidiary of the Borrower outstanding or reserved for any purpose. All outstanding shares of capital stock of each Subsidiary of the Borrower are duly and validly issued, fully paid and nonassessable and not subject to any preemptive rights, warrants, options or similar rights or restrictions in favor of third parties or any contractual or other restrictions upon transfer. Each Person indicated on Schedule 5.7 as the direct owner of the outstanding shares of capital stock of any Subsidiary of the Borrower is, or as of the Closing Date will be, the sole legal, record and beneficial owner of, and has, or as of the Closing Date will have, good and valid title to, all such capital stock, free and clear of all Liens other than the security interest created in favor of the Lender under the Pledge and Security Agreement. Neither the Borrower nor any of its Subsidiaries is a partner or joint venturer in any partnership or joint venture.

               (b) Part II of Schedule 5.7 sets forth the following information with respect to equity securities held by the Borrower other than securities issued by Subsidiaries of the
          Borrower: the issuer thereof, the class of such security, the number of shares or ownership interest evidenced thereby, the percentage of economic ownership and voting control evidenced thereby (which may be based on the number of outstanding securities most recently publicly announced by such issuer) and any restrictions on the transfer thereof.

               5.8. Full Disclosure. All factual information heretofore or contemporaneously furnished to the Lender in writing by or on behalf of the Borrower or any of its Subsidiaries (including, without limitation, all information contained in the Loan Documents and the SEC Documents) for purposes of or in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby is, and all other such factual information hereafter furnished to the Lender in writing by or on behalf of the Borrower or any of its Subsidiaries will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is dated or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, taken as a whole together with all other such information in light of the circumstances under which such information was provided, not misleading.

               5.9. Margin Regulations. Neither the Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No proceeds of the Term Loan will be used, directly or indirectly, to purchase or carry any Margin Stock, to extend credit for such purpose or for any other purpose that would violate Regulations G, U, T or X of the Federal Reserve Board, as in effect from time to time, and any successor regulations thereto, or for any purpose that would violate any provision of the Exchange Act.

               5.10. Financial Matters. (a) The Borrower has heretofore furnished to the Lender copies of (i) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 1991, 1992, and 1993, and the related statements of income and cash flows for the fiscal years then ended, and
          (ii) the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as of September 30, 1994, and the related statements of income and cash flows for the nine-month period then ended (collectively, the "Historical Financial Statements"). The Historical Financial Statements have been prepared in accordance with Generally Accepted Accounting Principles (subject, with respect to the unaudited Historical Financial Statements, to the absence of notes required by Generally Accepted Accounting Principles and to normal year-end audit adjustments) and present fairly the financial position of the Borrower and its Subsidiaries on a consolidated basis as of the respective dates thereof and the consolidated results of operations of the Borrower and its Subsidiaries for the respective periods then ended. Except as fully reflected in the most recent Historical Financial Statements and the notes thereto, as of the Closing Date there will be no material liabilities or obligations with respect to the Borrower or any of its Subsidiaries of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due). Since the date of the most recent audited Historical Financial Statements, there has been no Material Adverse Change, and, to the knowledge of the Borrower, no Material Adverse Change is threatened or reasonably likely to occur (it being understood that the other transactions contemplated by the Loan Documents do not, as such, constitute a Material Adverse Change). The Borrower has not directly or indirectly declared, ordered, paid, made or set apart any amounts or property for any dividend, share acquisition or other distribution, or agreed to do so.

               (b) The Borrower has prepared, and has heretofore furnished to the Lender copies of, annual projected statements of income of RECO and Lexington Management for the four-year period beginning January 1, 1994, giving effect to the Transactions (the "Projections"). In the opinion of the Borrower's management, the assumptions used in preparation of the Projections were reasonable when made as of the Closing Date and continue to be reasonable. The Projections have been prepared in good faith by the executive and financial personnel of the Borrower in light of the historical financial performance of the Borrower and the financial and operating condition of the Borrower at the time prepared and represent a reasonable estimate of the future performance and financial condition of the Borrower and its Subsidiaries, subject to the uncertainties and approximations inherent in any projections.

               (c) The Borrower has heretofore furnished to the Lender copies of (i) the Annual Statement of RECO as of December 31, 1993, and for the fiscal year then ended, each as filed with the relevant Department, and (ii) the Quarterly Statement of RECO as of March 31, 1994, June 30, 1994, and September 30, 1994, and for the three-month, six-month and nine-month periods then ended, each as filed with the relevant Department (collectively, the "Historical Statutory Statements"). The Historical Statutory Statements (including, without limitation, the provisions made therein for investments and the valuation thereof, reserves, policy and contract claims and Statutory Liabilities) have been prepared in accordance with Statutory Accounting Principles (except as may be reflected in the notes thereto and subject, with respect to the Quarterly Statements, to the absence of notes required by Statutory Accounting Principles and to normal year-end audit adjustments), were in compliance with applicable Requirements of Law when filed and present fairly the financial position of the respective Insurance Subsidiaries covered thereby as of the respective dates thereof and the results of operations, changes in capital and surplus and cash flow of the respective Insurance Subsidiaries covered thereby for the respective periods then ended. Except for liabilities and obligations disclosed or provided for in the Historical Statutory Statements (including, without limitation, reserves, policy and contract claims and Statutory Liabilities), no Insurance Subsidiary had, as of the date of its respective Historical Statutory Statements, any liabilities or obligations of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) that, in accordance with Statutory Accounting Principles, would have been required to have been disclosed or provided for in such Historical Statutory Statements. All books of account of each Insurance Subsidiary fully and fairly disclose all of its transactions, properties, assets, investments, liabilities and obligations, are in its possession and are true, correct and complete in all material respects.

               (d) The investments of each of the Insurance Subsidiaries reflected in its most recently filed Annual Statement and Quarterly Statement comply in all material respects with all applicable requirements of the relevant Department and of any other Governmental Authority having jurisdiction over the investment of its funds. The amounts shown in the most recently filed Annual Statement and Quarterly Statement for each of the Insurance Subsidiaries for reserves, policy and contract claims, agents' balances and uncollected premiums and Statutory Liabilities were computed in accordance with commonly accepted actuarial standards consistently applied, were fairly stated in accordance with sound actuarial principles, were based on actuarial assumptions that were in accordance with or more stringent than those called for in the insurance policies and contracts and in the related reinsurance, co-insurance or similar contracts of such Insurance Subsidiaries, were computed on the basis of assumptions consistent with those of the preceding fiscal year, and meet the requirements of each relevant Department and of any other Governmental Authority having jurisdiction. Such reserves as established by each Insurance Subsidiary were, in the judgment of the Borrower, adequate as of such date for the payment by such Insurance Subsidiary of all of its insurance benefits, losses, claims and investigative expenses. Marketable securities and short-term investments reflected in each Insurance Subsidiary's most recently filed Annual Statement and Quarterly Statement are valued at cost, amortized cost or market value, as required by applicable Requirements of Law.

               (e) The Earned Surplus of RECO as of September 30, 1994 was $16,015,969.

               5.11. Ownership of Properties. (a) Each of the Borrower and its Subsidiaries has good and marketable title to all real property owned by it, holds interests as lessee under valid leases in full force and effect with respect to all leased real and material personal property used in connection with its business, and has good title to all of its other properties and assets (except as sold or otherwise disposed of since the date thereof in the ordinary course of business), in each case free and clear of all Liens other than Permitted Liens.

               (b) Other than (i) financing statements evidencing true leases of equipment that have been filed solely for notice purposes and (ii) financing statements in favor of the Lender, no financing statement that names the Borrower or any of its Subsidiaries as debtor has been filed and is still in effect, and neither the Borrower nor any of its Subsidiaries has signed any other financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement.

               5.12. Employee Plans. (a) Each Employee Plan is in compliance in all material respects with all applicable Requirements of Law, including, without limitation, the applicable provisions of ERISA and the Internal Revenue Code (including provisions therein relating to the filing of reports in respect of such Employee Plan, which reports are true and correct in all material respects as of the date filed).

               (b) Each Qualified Plan is and always has been so qualified and either has an Internal Revenue Service favorable determination letter or the remedial amendment period under
          Section 401(b) of the Internal Revenue Code within which such a determination may be applied for has not yet expired, and the trusts created thereunder are exempt from tax under the provisions of Section 501 of the Internal Revenue Code, and, to the knowledge of the Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status.

               (c) None of the Qualified Plans subject to Title IV of ERISA has any Unfunded Pension Liability.

               (d) No Employee Plan provides medical or other welfare benefits or extends coverage relating to such benefits beyond the date of a participant's termination of employment, except (i) to the extent required by Section 4980B of the Internal Revenue Code and at the sole expense of the participant or the beneficiary of the participant to the fullest extent permissible under Section 4980B of the Internal Revenue Code and (ii) except for such Employee Plans the cost of the provision of benefits under which is accounted for under Statement of Financial Accounting Standards No. 106 in the most-recent audited Historical Financial Statements. Each of the Borrower, its Subsidiaries and each ERISA Affiliate has complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the Internal Revenue Code.

               (e) No ERISA Event has occurred or, to the knowledge of the Borrower, is reasonably expected to occur with respect to any Pension Plan.

               (f) There are no material pending or, to the knowledge of the Borrower, threatened claims, actions or proceedings against or with respect to any Employee Plan by the Internal Revenue Service, Department of Labor, Equal Opportunity Employment Commission or any participant, beneficiary or other Person involving any aspect of any Employee Plan or its assets or any fiduciary with respect to any Employee Plan (other than routine benefit claims), nor are there any facts or circumstances that could reasonably be expected to form the basis for any such claim, action or proceeding.

               (g) Neither the Borrower nor any of its Subsidiaries, nor any ERISA Affiliate, has incurred or, to the knowledge of the Borrower, reasonably expects to incur any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan.

               (h) There is no material outstanding penalty, interest or excise tax under the Internal Revenue Code or ERISA with respect to any Employee Plan.

               (i) With respect to each Pension Plan, (i) all required contributions and payments have been made (including any employee election contributions described in Section 401(k) of the Internal Revenue Code) and (ii) all benefits due thereunder have been paid.

               (j) All Employee Plans can be amended or terminated at any time by the Borrower, any Subsidiary or any ERISA Affiliate, as applicable, without material obligation or liability for any benefits other than those accrued thereunder as of the date of any such amendment or termination.

               5.13. Solvency. On the date hereof and on the Closing Date, both before and after giving effect to the consummation of the transactions contemplated hereby, the Borrower and each of its Subsidiaries is and will be Solvent.

               5.14. Environmental Matters. (a) To the extent any of the following may likely have a Material Adverse Effect: (i) no Hazardous Substances are or have been generated, used, released, treated, disposed of or stored, or otherwise located, in, on or under any portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries, and no portion of any such real property or any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries, including, without limitation, the soil and groundwater located thereon and thereunder, has been contaminated by any Hazardous Substance; (ii) no improvements on any portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries contain any asbestos or substances containing asbestos; (iii) no portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been the subject of an environmental audit, assessment or remedial action; and
          (iv) to the knowledge of the Borrower, the foregoing statements are true and correct with respect to all of the real property adjoining any portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries.

               (b) To the knowledge of the Borrower, (i) no portion of any real property, leased or owned, of the Borrower or any of its Subsidiaries has been used as or for a mine, a landfill, a dump or other disposal facility, a gasoline service station, or (other than for petroleum substances stored in the ordinary course of business) a petroleum products storage facility, and (ii) no portion of such real property or any other real property at any time leased, owned or operated by the Borrower or any of its Subsidiaries has, pursuant to any Environmental Law, been placed on the "National Priorities List" or "CERCLIS List" (or any similar federal, state or local list) of sites subject to possible environmental problems.

               (c) There are no underground storage tanks situated on any real property, leased or owned, of the Borrower or any of its Subsidiaries, and to the knowledge of the Borrower, no underground storage tanks have ever been situated thereon.

               (d) All activities and operations of the Borrower and its Subsidiaries are in material compliance with the requirements of all applicable Environmental Laws, and each of the Borrower and its Subsidiaries has timely filed all reports required to be filed, has acquired all necessary certificates, approvals and permits, and has generated and maintained in all material respects all required data, documentation and records required under all Environmental Laws, except where the failure to do so, in each case and in the aggregate, would not be likely to have a Material Adverse Effect.

               (e) Neither the Borrower nor any of its Subsidiaries has ever sent any Hazardous Substance to a site that, pursuant to any Environmental Law, (i) has been placed on the "National Priorities List" or "CERCLIS List" (or any similar federal, state or local list) of sites subject to possible environmental problems, or (2) is subject to any claim, administrative order or other request to take "response," "removal," "corrective" or "remedial" action, within the meaning of applicable Environmental Laws, or to pay for or contribute to the costs of cleaning up the site.

               (f) Neither the Borrower nor any of its Subsidiaries is involved in any suit, action or proceeding, or has received any notice, complaint or other request for information from any Governmental Authority or other Person with respect to, any actual or alleged Environmental Claims, the adverse resolution of which would likely have a Material Adverse Effect; and, to the knowledge of the Borrower, there are no such threatened actions, suits, proceedings or investigations with respect to Environmental Claims.

               5.15. Trade Relations. There exists (i) no actual or, to the knowledge of the Borrower, threatened termination, cancellation or limitation of, or any adverse modification of or change in, the business relationship of the Borrower or any of its Subsidiaries with any of its customers or any group of its customers whose purchases, individually or in the aggregate, are material to its business, or with any insurance agent or insurance agency or group of insurance agents or insurance agencies whose business relationship is, individually or in the aggregate, material to its business, and (ii) no condition or state of facts or circumstances that would materially adversely affect the Borrower or any of its Subsidiaries or its business or prevent it from conducting its business after the consummation of the Transactions in substantially the same manner in which it has heretofore been conducted.

               5.16. Labor Relations. Neither the Borrower nor any of its Subsidiaries is engaged in any unfair labor practice within the meaning of the National Labor Relations Act of 1947, as amended. There is (i) no unfair labor practice complaint before the National Labor Relations Board, or grievance or arbitration proceeding arising out of or under any collective bargaining agreement, pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries,
          (ii) no strike, lock-out,
          slowdown, stoppage, walkout or other labor dispute pending or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries and (iii) to the knowledge of the Borrower, no petition for certification or union election or union organizing activities with respect to the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is a party to any employment agreement with any of its employees, other than agreements with 14 employees providing for the payment of severance ranging from 6 to 30 months of salary following termination of employment within 18 months after a change in control of the Borrower.

               5.17. Proprietary Rights. (a) Each of the Borrower and its Subsidiaries owns, or has the legal right to use pursuant to a valid license in full force and effect or otherwise, all patents, patent applications, copyrights, copyright applications, trademarks, trademark applications, service marks, trade names, processes and formulae, whether not registered or qualified (collectively, "Proprietary Rights"), necessary for the conduct of its business as presently conducted and as presently proposed to be conducted, without any known conflict with any Proprietary Right held by any other Person that, or the failure to obtain which, as the case may be, would (i) preclude the Borrower or any of its Subsidiaries from offering or selling any service or product currently offered or sold by it, or from using any Proprietary Right currently used by it in the geographic area and in the manner in which it currently offers or sells such product or service or (ii) otherwise materially interfere with the ability of the Borrower or any of its Subsidiaries to conduct its business as presently conducted and as presently proposed to be conducted.

               (b) No claim has been made or, to the knowledge of the Borrower, has been threatened or is reasonably likely to be made, that the use by the Borrower or any of its Subsidiaries of any Proprietary Right presently used in the conduct of its business does or may violate or infringe the rights of any other Person, or otherwise contesting the validity, enforceability, use or ownership of any such Proprietary Right. The consummation of the transactions contemplated hereby will not impair the ownership by the Borrower or any of its Subsidiaries of, or the license or other right of the Borrower or any of its Subsidiaries to use, any such Proprietary Right.

               5.18. Compliance With Laws. Each of the Borrower and its Subsidiaries has timely filed all reports, documents and other materials required to be filed by it with any Governmental Authority, has retained all records and documents required to be retained by it and is otherwise in compliance with all applicable Requirements of Law in respect of the conduct of its business and the ownership and operation of its properties, except for such Requirements of Law the failure to comply with which, individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect.

               5.19. Regulated Industries. Neither the Borrower nor any of its Subsidiaries is (i) an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or (ii) a "holding company," a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               5.20. Collateral. The provisions of the Pledge and Security Agreement are effective to create in favor of the Lender, upon
          (i) the making of the Term Loan hereunder and (ii) the possession by the Lender of certificates evidencing the Pledged Investments (as defined in the Pledge and Security Agreement), a valid and enforceable first priority perfected security interest in and Lien upon all right, title and interest of the Borrower in the Collateral described therein, subject to no other Liens. No filings or recordations are required in order to perfect the security interest in and Lien upon the Collateral created in favor of the Lender under the Pledge and Security Agreement.

               5.21. Certain Contracts. Schedule 5.21 lists, both (a) as of the date hereof and (b) as of the Closing Date and immediately after giving effect to the Acquisition, each contract, agreement or commitment, written or oral, to which the Borrower or any of its Subsidiaries is a party, by which any of them or their respective properties is bound or to which any of them is subject (other than as may be disclosed on another schedule to this Agreement or elsewhere herein and other than insurance policies written by any of the Insurance Subsidiaries in the ordinary course of business) and that (i) relates to employment or labor matters (other than the Employee Plans and severance agreements described in Section 5.16), (ii) involves aggregate consideration payable to or by any party thereto of $100,000 or more (other than policies of insurance written by any of the Insurance Subsidiaries in the ordinary course of its business and the Reinsurance Agreements listed in Schedule 5.22), or (iii) is otherwise material to the business, condition (financial or otherwise), operations, performance or properties of the Borrower or any of its Subsidiaries, and also indicates the parties, subject matter and term thereof. Each such contract is in full force and effect; neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower, any other party thereto, is in default under any such contract; and the Borrower has no reason to believe that the financial condition of any other party to any such contract is impaired such that a default thereunder by such party could reasonably be anticipated.

               5.22. Reinsurance. Schedule 5.22 lists, both (a) as of the date hereof and (b) as of the Closing Date, each Reinsurance Agreement under which any of the Insurance Subsidiaries has ceded liability, indicates the other parties thereto and the term thereof and also designates those Reinsurance Agreements containing any provision requiring or permitting any increase in premiums thereunder as a result of losses incurred with respect to policies ceded (a "Premium Adjustment Provision"). Each such Reinsurance Agreement is in full force and effect; neither the Borrower nor any of its Insurance Subsidiaries or, to the knowledge of the Borrower, any other party thereto, is in default under any such contract; and the Borrower has no reason to believe that the financial condition of any other party to any such contract is impaired such that a default thereunder by such party could reasonably be anticipated. Each such Reinsurance Agreement is qualified under all applicable Requirements of Law to receive the statutory credit assigned to such Reinsurance Agreement in the relevant Annual Statement or Quarterly Statement at the time prepared. Each Person to whom the Borrower or any of its Subsidiaries has ceded any liability pursuant to any Reinsurance Agreement has a rating of "A-" or better by A.M. Best & Company. Schedule 5.22 also lists separately, both (a) as of the date hereof and (b) as of the Closing Date and immediately after giving effect to the Acquisition, each Reinsurance Agreement no longer in force to which any of the Insurance Subsidiaries was a party and under which, to the knowledge of the Borrower, any material benefits or liabilities remain outstanding. RECO is conducting its business in all material respects in accordance with the Reinsurance Plan.

               5.23. No Burdensome Restrictions. There exists no restriction or encumbrance on (i) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Loan Documents, (ii) the creation or assumption of any Lien upon the assets or properties of the Borrower or any of its Subsidiaries as security, directly or indirectly, for the Obligations, or (iii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its capital stock or any other interest or participation in its profits owned by the Borrower or any other Subsidiary of the Borrower, or to make loans or advances thereto, in each case other than such restrictions or encumbrances in effect on the Closing Date or existing under or by reason of (x) applicable law, (y) this Agreement and the other Loan Documents and (z) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its Subsidiaries; and neither the Borrower nor any of its Subsidiaries is a party to or bound by any other restriction, encumbrance or obligation, whether pursuant to its articles or certificate of incorporation, bylaws, contract or any applicable Requirement of Law, that could reasonably be expected to have a Material Adverse Effect.

               5.24. Carried Insurance. The assets, properties and business of the Borrower and its Subsidiaries are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility. No notice of any pending or threatened cancellation or premium increase has been received by the Borrower or any of its Subsidiaries with respect to any such policies. The Borrower and each of its Subsidiaries are in substantial compliance with all conditions contained in such policies.

               5.25. Issued Policies. Except with respect to any terms specifically negotiated with policyholders, all policies of insurance issued by the Insurance Subsidiaries as now in force are, to the extent required under applicable law, on forms approved by the relevant Governmental Authorities in the jurisdictions where issued, or have been filed with, and not objected to by, such Governmental Authorities within the period provided for objection. None of the terms embraced by the exception set forth in the preceding sentence adversely affects, or could reasonably be expected to adversely affect, the enforceability of any such policies or jeopardizes, or could reasonably be expected to jeopardize, the License of an Insurance Subsidiary in any jurisdiction. Any rates for premiums required to be filed with or approved by any Governmental Authority have been so filed or approved, and such premiums charged by each Insurance Subsidiary conform thereto in all respects.

               5.26. Certain Relationships.  Except as set forth on
          Schedule 5.26, no officer, director or Affiliate of the Borrower or any of its Subsidiaries (i) owns, directly or indirectly, any interest in (other than less than 1 percent stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director or employee of, any Person that is, or is engaged in business as, a material competitor, lessor, lessee, supplier, agent or customer of, or lender to or borrower from (in each case to any material extent), the Borrower or any of its Subsidiaries, (ii) owns, directly or indirectly, in whole or in part, any real or personal property, tangible or intangible, that is material to the Borrower or any of its Subsidiaries in the conduct of its business, or (iii) is a party to any material contract or agreement, written or oral, with the Borrower or any of its Subsidiaries, or has any cause of action or other claim (including claims for the repayment of indebtedness) against, or owes any amount to, the Borrower or any of its Subsidiaries, except under the Employment Agreements and except for ordinary claims for accrued benefits under Employee Plans and similar matters.

               5.27. Indebtedness. Schedule 5.27 sets forth, both (i) as of the date hereof and (ii) as of the Closing Date, a complete and accurate list of all Indebtedness of the Borrower or any of its

          Subsidiaries (other than the Indebtedness incurred pursuant to this Agreement and the other Loan Documents), describes the agreement, note or other instrument evidencing such Indebtedness and lists the parties thereto, and indicates the principal amount outstanding thereunder, the scheduled maturity thereof and the existence of any Liens in respect thereof. The Borrower has heretofore delivered true and complete copies of all such agreements, notes and other instruments to the Lender.

               5.28. Investment Advisory Subsidiaries. Each Investment Advisory Subsidiary is duly registered as an "investment adviser" under the Advisers Act, is duly registered as an investment adviser in each jurisdiction in which the conduct of its business requires it to so registered or be licensed, and is in compliance, in all material respects, with all federal and state laws, rules and regulations relating to registration as an investment adviser. Each of the Investment Advisory Subsidiaries has filed all registrations, reports, statements, notices and other filings (including, without limitation, Form ADV), and all amendments and supplements to any of the foregoing, required to be filed with any applicable Governmental Authority, in each case copies of the most recent form of which have been delivered to the Lenders prior to the Closing Date; all such registrations, reports, statements, notices and filings comply, in all material respects, with the requirements of the Investment Company Act, the Advisers Act and any other applicable federal and state law, rule or regulation, and the information set forth therein is complete and correct in all material respects. Neither any Investment Advisory Subsidiary or any of its Subsidiaries nor any "affiliated person" (as defined in the Investment Company Act) or any "associated person" (as defined in the Advisers Act) thereof
          (i) is ineligible pursuant to Section 9(a) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company or (ii) has engaged in any type of conduct specified in Section 9(b) of the Investment Company Act or Section 203(e) of the Advisers Act at any time prior to the Closing Date that could reasonably be expected to result in any action by the Securities and Exchange Commission or any other applicable Governmental Authority to enjoin, prohibit, censure or disqualify any Investment Advisory Subsidiary or any of its Subsidiaries or its Affiliates from acting as an investment adviser to any investment company registered under the Investment Company Act or to any other client. The descriptions of the Investment Company Management Agreements in the current prospectuses of the Mutual Funds of the Investment Advisory Subsidiaries are true and accurate in all material respects and are not made incomplete by omitting to state a material fact necessary to make such description, in light of the circumstances under which such description was made, not misleading.

               5.29. Mutual Funds. Each Mutual Fund of each Investment Advisory Subsidiary is duly registered as an "investment company" under the Investment Company Act and is in compliance with all federal and state laws, rules and regulations relating to registration as an investment company, except to the extent that the failure to comply with any such state laws, rules or regulations, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect; the securities of each such Mutual Fund have been duly registered for offer and sale under the Securities Act of 1933, as amended, and under the "blue sky" laws of each jurisdiction in which the securities of such Mutual Fund are or are intended to be sold, except, in the case of any such jurisdiction where such registration is not required or the failure to so register, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect. Each Mutual Fund of each Investment Advisory Subsidiary has filed all registrations, reports, statements, notices and other filings (including, without limitation, Form N-SAR), and all amendments and supplements to any of the foregoing, required to be filed with any applicable Governmental Authority, in each case copies of the most recent form of which have been delivered to the Lender prior to the Closing Date, provided that the Borrower shall not be required to deliver copies of any such registrations, reports, statements, notices and other filings that have been filed within five Business Days prior to the Closing Date so long as they deliver to the Lender the immediately preceding form thereof; all such registrations, reports, statements, notices and filings comply, in all material respects, with the requirements of the Investment Company Act, the Advisers Act and any other applicable federal and state law, rule or regulation, and the information set forth therein is complete and correct in all material respects. There are no actions, investigations, suits or proceedings pending or, to the knowledge of the Borrower, threatened, at law, in equity or in arbitration, before any court, or other Governmental Authority or other Person against or affecting any of the Mutual Funds or any of their respective properties that would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

               5.30. Broker-Dealer Subsidiary. Each Broker-Dealer Subsidiary is duly registered as a "broker" and a "dealer" under the Exchange Act, is duly registered or licensed as a "broker" and a "dealer" in each jurisdiction in which the conduct of its business requires it to so register or be licensed, and is in compliance, in all material respects, with all federal and state laws, rules and regulations relating to registration and licensing as a "broker" and a "dealer" thereunder (including, without limitation, all applicable net capital requirements). Each Broker-Dealer Subsidiary is a member in good standing of the SIPC, the NASD and each other national securities exchange of which it is currently or has within the last two calendar years been a member, except, in the case of any national securities exchange (other than the NASD) for which the failure to be a member, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Broker-Dealer Subsidiary has filed all registrations, reports, statements, notices and other filings (including, without limitation, Form BD), and all amendments and supplements to any of the foregoing, required to be filed with any applicable Governmental Authority, in each case copies of the most recent form of which have been delivered to the Lender prior to the Closing Date; all such registrations, reports, statements, notices and filings comply, in all material respects, with the requirements of the Exchange Act and the NASD and any other applicable federal and state law, rule or regulation, and the information set forth therein is complete and correct in all material respects. Neither any Broker-Dealer Subsidiary or any of its Subsidiaries, nor any "associated person" (as defined in the Exchange Act), thereof, has engaged in the type of conduct specified in Section 15(b) of the Exchange Act at any time prior to the Closing Date that could reasonably be expected to result in any action by the Securities and Exchange Commission or any other applicable Governmental Authority to suspend, revoke, prohibit or terminate the registration of any Broker-Dealer Subsidiary or any of its Subsidiaries or its Affiliates as a "broker" or a "dealer" under the Exchange Act or any other applicable federal or state law, rule or regulation.

               5.31. Lines of Business. Schedule 5.31 sets forth a complete statement of each line of business conducted as of the date thereof by the Borrower and its Subsidiaries (the "Existing Lines of Business") and since the date thereof, neither the Borrower nor any of its Subsidiaries has engaged in any business other than the Existing Lines of Business. Schedule 5.31 identifies the Subsidiaries of the Borrower that are Investment Advisory Subsidiaries and Broker-Dealer Subsidiaries and lists the Mutual Funds of the Investment Advisory Subsidiaries.


                                      ARTICLE VI

                                AFFIRMATIVE COVENANTS

               The Borrower covenants and agrees that, so long as any of the Obligations shall remain unpaid, unless the Lender shall have consented in writing:

               6.1. Financial Statements.  The Borrower will deliver to the
          Lender:

               (a) As soon as practicable and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 1995, unaudited consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and an unaudited balance sheet of Lexington Management as of the end of such fiscal quarter and unaudited consolidated and consolidating statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries and unaudited statements of income, retained earnings and cash flows of Lexington Management for the fiscal quarter then ended and for that portion of the fiscal year then ended, in each case setting forth comparative figures for the corresponding period in the preceding fiscal year, all prepared in accordance with Generally Accepted Accounting Principles (subject to the absence of notes required by Generally Accepted Accounting Principles and subject to normal year-end audit adjustments) applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the quarter; and

               (b)  As soon as practicable and in any event within ninety
          (90) days after the end of each fiscal year, beginning with the current fiscal year, (i) an audited consolidated balance sheet of the Borrower and its Subsidiaries and an audited balance sheet of Lexington Management as of the end of such fiscal year and audited consolidated statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries and audited statements of income, retained earnings and cash flows of Lexington Management for the fiscal year then ended, including the notes to each, in each case setting forth comparative figures for the preceding fiscal year, certified by Coopers & Lybrand or another independent certified public accounting firm reasonably acceptable to the Lender, together with (y) a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such financial statements present fairly the consolidated financial position and results of operations of the Borrower and its Subsidiaries, or Lexington Management, as the case may be, as of the dates and for the periods indicated in accordance with Generally Accepted Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year and (z) a report by such accountants to the effect that, based on and in connection with their examination of the financial statements of the Borrower and its Subsidiaries, they obtained no knowledge of the occurrence or existence of any Default or Event of Default, or a statement specifying the nature and period of existence of any such Default or Event of Default disclosed by their audit; provided, however, that such accountants shall not be liable by reason of the failure to obtain knowledge of any Default or Event of Default that would not be disclosed or revealed in the course of their audit examination, and (ii) an unaudited consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and unaudited consolidating statements of income, retained earnings and cash flows for the Borrower and its Subsidiaries for the fiscal year then ended, all in reasonable detail.

               6.2. Statutory Financial Statements. The Borrower will deliver to the Lender:

               (a) As soon as practicable and in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending March 31, 1995, a Quarterly Statement of each Insurance Subsidiary as of the end of such fiscal quarter and for that portion of the fiscal year then ended, in the form filed with the relevant Department, prepared in accordance with Statutory Accounting Principles applied on a basis consistent with that of the preceding quarter or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the quarter; and

               (b)  As soon as practicable and in any event within sixty
          (60) days after the end of each fiscal year, beginning with the current fiscal year, (i) an Annual Statement of each Insurance Subsidiary as of the end of such fiscal year and for the fiscal year then ended, in the form filed with the relevant Department, prepared in accordance with Statutory Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and (ii) the combined Annual Statements of all of the Insurance Subsidiaries (containing consolidated and consolidating financial information) as of the end of such fiscal year and for the fiscal year then ended, prepared in accordance with Statutory Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year; and

               (c)  As soon as practicable and in any event within ninety
          (90) days after request therefor by the Lender, a certification as to the most recent Annual Statement of any Insurance Subsidiary by the Borrower's independent certified public accounting firm referred to in Section 6.1(b), together with a report thereon by such accountants that is not qualified as to going concern or scope of audit and to the effect that such Annual Statement presents fairly the financial position and results of operations of such Insurance Subsidiary as of the date and for the period indicated in accordance with Statutory Accounting Principles applied on a basis consistent with that of the preceding year or containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year.

               6.3. Other Business and Financial Information. The Borrower will deliver to the Lender:

               (a) Concurrently with each delivery of the financial statements described in Sections 6.1, 6.2(a) and 6.2(b), a Compliance Certificate with respect to the period covered by the financial statements then being delivered and in the form set forth in Exhibit C appropriate for such financial statements, executed by the chief financial officer of the Borrower (together, in the case of the financial statements described in Section 6.2(a) and 6.2(b), with a Covenant Compliance Worksheet reflecting the computation of the financial covenants set forth in Sections 7.1 through 7.11 and Section 7.15 as of the last day of the period covered by such financial statements);

               (b) Promptly upon filing with the relevant Department and in any event within ninety (90) days after the end of each fiscal year, beginning with the current fiscal year, a copy of each Insurance Subsidiary's "Statement of Actuarial Opinion" (or equivalent information should the relevant Department not require such a statement) as to the adequacy of such Insurance Subsidiary's loss reserves for such fiscal year, together with a copy of its Management Discussion and Analysis in connection therewith, each in the format prescribed by the applicable Insurance Code;

               (c) As soon as practicable and in any event within one hundred fifty (150) days after the end of each fiscal year, beginning with the current fiscal year, an Actuarial Report with respect to each Insurance Subsidiary as of the end of such fiscal year;

               (d)  As soon as practicable and in any event within thirty
          (30) days prior to the end of each fiscal year, beginning with the fiscal year ending December 31, 1996, new business plans and a consolidated and consolidating operating budget for the Borrower and its Subsidiaries for the succeeding fiscal year and projected financial statements for the Borrower and its Subsidiaries for a six-year period from the first day of the succeeding fiscal year, consisting of consolidated and consolidating balance sheets, statements of income and cash flows, together with a certificate of the president or chief financial officer of the Borrower to the effect that such budgets and financial projections have been prepared in good faith and are reasonable estimates (subject to the uncertainties and approximations inherent in any projections) of the financial position and results of operations of the Borrower and its Subsidiaries for the period covered thereby, all in form and substance satisfactory to the Lender;

               (e) Promptly upon (and in any event within three (3) Business Days after) receipt thereof, a copy of each final report to each Insurance Subsidiary from the NAIC as to such Insurance Subsidiary's status under the relevant IRIS Tests;

               (f) Promptly upon (and in any event within three (3) Business Days after) receipt of any regulatory examination of any Insurance Subsidiary prepared by any Department;

               (g) Promptly upon (and in any event within three (3) Business Days after) receipt or completion thereof, copies of any "management letter" or other significant report or other communication submitted to the Borrower or any of its Subsidiaries by its certified public accountants, and any response reports from the Borrower or any such Subsidiary in respect thereof, in connection with each annual, interim or special audit;

               (h) Promptly upon (and in any event within three (3) Business Days after) the sending, filing or receipt thereof, copies of (i) all financial statements, reports, notices and proxy statements that the Borrower, any of its Subsidiaries or any Mutual Fund of any Investment Advisory Subsidiary shall send or make available generally to its public shareholders or file with the Securities and Exchange Commission, (ii) all regular, periodic and special reports, registration statements and prospectuses, including all amendments thereto, that the Borrower or any of its Subsidiaries shall render to or file with the Securities and Exchange Commission, the NASD or any national securities exchange (including, with respect to any Broker-Dealer Subsidiary each Form BD and each FOCUS report filed by such Broker-Dealer Subsidiary, and with respect to each Investment Advisory Subsidiary each Form ADV filed by such Investment Advisory Subsidiary), (iii) all reports on examination or similar reports, financial examination reports or market conduct examination reports by the NAIC or any Department or other Governmental Authority with respect to any Insurance Subsidiary's insurance business, (iv) all Insurance Holding Company Systems Act filings with Governmental Authorities made by the Borrower or any of its Subsidiaries, including, without limitation, filings seeking approval of transactions with Affiliates, and (v) all press releases and other statements that the Borrower or any of its Subsidiaries shall make available generally to the public concerning developments in the business of the Borrower or any of its Subsidiaries, other than press releases or statements issued in the ordinary course of business;

               (i) Promptly at the end of each fiscal quarter of the Borrower, a report containing current information about each of the Investment Advisory Subsidiaries and their respective assets under management during such fiscal quarter, such report to be in a form approved by the Lender;

               (j) Within thirty (30) days after the filing thereof with the Internal Revenue Service, copies of each annual report on Form 5500 required to be filed under ERISA in connection with each Employee Plan; and

               (k) Promptly, such other information about the business, condition (financial or otherwise), operations or properties of the Borrower or any of its Subsidiaries as the Lender may from time to time reasonably request.

               6.4. Notice of Certain Events. The Borrower will promptly, but in no event later than five (5) Business Days after any executive officer of the Borrower obtains knowledge thereof, give written notice to the Lender of:

               (a) The occurrence of any Default or Event of Default, together with a written statement of the president or chief financial officer of the Borrower specifying the nature of such Default or Event of Default, the period of existence thereof and the action that each of the Borrower and its Subsidiaries has taken and proposes to take with respect thereto;

               (b) The institution or threatened institution of any action, suit, investigation or proceeding of the type described in Section 5.5, including, in each instance, any such investigation or proceeding by any Department, other Governmental Authority or other Person (other than routine periodic inquiries, investigations or reviews), together with copies of any filings, communications, reports or other information relating thereto made available to the Borrower or any of its Subsidiaries (other than any such filings, communications, reports or information, the provision of which to the Lender would waive any valid attorney/client privilege);

               (c) The receipt by the Borrower, any of its Subsidiaries or any of the Mutual Funds of any Investment Advisory Subsidiary from any Governmental Authority of a notice of violation or noncompliance by any such Person that, if established, would be reasonably likely to have a Material Adverse Effect, or a notice of any actual or threatened suspension, termination, limitation or revocation of any material license, permit or authorization (including, without limitation, any License) of the Borrower, any of its Subsidiaries or any of the Mutual Funds of any Investment Advisory Subsidiary, together with a copy of such notice and any other information relating thereto made available to the Borrower or any of its Subsidiaries (other than any such information, the provision of which to the Lender would waive any valid attorney/client privilege);

               (d) The occurrence of any actual or proposed material changes in any Insurance Code governing the investment or dividend practices of any of the Insurance Subsidiaries;

               (e) The occurrence of any proposed or actual amendment or modification to any Reinsurance Agreement (whether entered into before or after the Closing Date), including any Reinsurance Agreements that are in a runoff mode on the Closing Date, which amendment or modification could reasonably be expected to have a Material Adverse Effect, or the receipt by the Borrower or any of its Subsidiaries of any written notice of denial of coverage, litigation, claim or arbitration arising out of any Reinsurance Agreement to which it is a party or any cancellation or material adverse change in any material insurance policy carried by it;

               (f) The occurrence of any ERISA Event with respect to the Borrower or any of its ERISA Affiliates, together with (i) a written statement of the president or chief financial officer of the Borrower specifying the details of such ERISA Event and the action that the Borrower or such ERISA Affiliate has taken or proposes to take with respect thereto, (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (iii) any notice delivered by the PBGC to the Borrower or such ERISA Affiliate with respect to such ERISA Event;

               (g) The occurrence of any of the following to the extent that, individually or in the aggregate, such occurrence would be likely to have a Material Adverse Effect, together with a reasonably detailed description thereof and copies of any filings, communications, reports or other information relating thereto made available to the Borrower or any of its
          Subsidiaries: (i) the taking of any remedial action by the Borrower, any of its Subsidiaries or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any of the real property, leased or owned, of the Borrower or any of its Subsidiaries; (ii) any pending or threatened Environmental Claim against or affecting the Borrower, any of its Subsidiaries or any of their respective real property, leased or owned; or
          (iii) any other condition or occurrence on or arising from or with respect to any real property, leased or owned, of the Borrower or any of its Subsidiaries, that (x) results in noncompliance by the Borrower or any of its Subsidiaries with any applicable Environmental Law, (y) could reasonably be anticipated to form the basis of an Environmental Claim against the Borrower, any of its Subsidiaries or any of their respective real property, leased or owned, or (z) could reasonably be anticipated to cause any of such real property, or any interest therein (including leaseholds), to be subject to any restrictions on ownership, occupancy, use or transfer under any Environmental Law;

               (h) The occurrence of any proposed or actual amendment or modification to any of the Investment Company Agreements;

               (i) The occurrence of any material change to the Reinsurance Plan; and

               (j) Any other matter or event that has, or would be reasonably likely to have, a Material Adverse Effect, together with a written statement of the president or chief financial officer of the Borrower setting forth the nature and period of existence thereof and the action that each of the Borrower and its Subsidiaries has taken and proposes to take with respect thereto.

               6.5. Corporate Existence; Franchises; Maintenance of Properties; etc. The Borrower will, and will cause each of its Subsidiaries to:

               (a) Maintain and preserve in full force and effect its corporate existence provided, however, that any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower or with the Borrower and the corporate existence of any Subsidiary other than RECO and Lexington Management may be terminated;

               (b) Obtain, maintain and preserve in full force and effect all other rights, franchises, licenses, permits, certifications, approvals and authorizations (including, without limitation, Licenses) required by Governmental Authorities and necessary to the ownership, occupation or use of its properties or the conduct of its business; and

               (c) Keep all properties useful to its business in good working order and condition (normal wear and tear excepted) and from time to time make all necessary repairs to and renewals and replacements of such properties, except to the extent that any of such properties are obsolete or are being replaced.

               6.6. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all Requirements of Law applicable in respect of the conduct of its business and the ownership and operation of its properties.

               6.7. Performance of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay all Indebtedness as and when due (subject to any applicable subordination provisions), pay all other obligations in accordance with their respective terms or customary trade practices (except to the extent being contested in good faith and by proper proceedings and for which adequate reserves have been established in accordance with Generally Accepted Accounting Principles), and otherwise comply with and perform in all material respects all contracts, agreements and instruments to which it is a party.

               6.8. Payment of Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge (i) all taxes, assessments and governmental charges or levies imposed upon it, upon its income or profits or upon any of its properties, prior to the date on which penalties would attach thereto, and (ii) all lawful claims that, if unpaid, might become a Lien upon any of the properties of the Borrower or any of its Subsidiaries; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings and as to which the Borrower or such Subsidiary is maintaining adequate reserves with respect thereto in accordance with Generally Accepted Accounting Principles, unless and until any tax lien notice has become effective with respect thereto or until any Lien resulting therefrom attaches to its properties and becomes enforceable against its other creditors.

               6.9. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with responsible insurance companies insurance with respect to its assets, properties and business, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by prudent companies similarly situated (including all coverages in effect as of the date hereof), and in any event as may be required by applicable Requirements of Law and as shall be reasonably satisfactory to the Lender.

               6.10. Maintenance of Books and Records; Inspection. The Borrower will, and will cause each of its Subsidiaries to:

               (a) Maintain adequate books, accounts and records, in which full, true and correct entries shall be made of all financial transactions in relation to its business and properties, and prepare all financial statements required under this Agreement, in each case in accordance with Generally Accepted Accounting Principles or Statutory Accounting Principles, as applicable, and in compliance with the requirements of any Governmental Authority having jurisdiction over it; and

               (b) Permit employees or agents of the Lender to inspect its properties and examine or audit its books, records, working papers and accounts and make copies and memoranda of them, and to discuss its affairs, finances and accounts with its officers and employees and, upon notice to the Borrower, the independent public accountants of the Borrower and its Subsidiaries (and by this provision the Borrower authorizes such accountants to discuss the finances and affairs of the Borrower and its Subsidiaries), all at such times and from time to time during business hours as may be reasonably requested.

               6.11. Dividends. The Borrower will take all action necessary to cause its Subsidiaries to make such dividends, distributions or other payments to the Borrower as shall be necessary for the Borrower to make payments of the principal of and interest on the Term Loan in accordance with this Agreement, including scheduled repayments and mandatory prepayments required under Section 2.3 and

          Section 2.4, respectively. In the event the approval of any Governmental Authority or other Person is required in order for any such Subsidiary to make any such dividends, distributions or other payments to the Borrower, or for the Borrower to make any such principal or interest payments to the Lender, the Borrower will forthwith exercise its best efforts and take all actions permitted by law and necessary to obtain such approval.

               6.12. Compliance with Investment Policies. The Borrower will take all action necessary to cause each of the Mutual Funds of each of its Investment Advisory Subsidiaries to comply, in all material respects, with all applicable investment policies and restrictions set forth in (i) any applicable federal and state securities laws, rules and regulations and (ii) its most recent prospectus filed with Securities and Exchange Commission and its most recent statement of additional information, if any, required under the Investment Company Act or under any applicable state laws, rules or regulations.

               6.13. Reinsurance. The Borrower will cause RECO to maintain in force, and to renew or extend, all Reinsurance Agreements, including the excess of loss coverage required under Section 4.2.4(b), in effect on the Closing Date or as amended, modified, substituted or terminated with the consent of the Lender, which consent shall not be unreasonably withheld, for as long as the Term Loan remains outstanding.

               6.14. Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, make, execute, endorse, acknowledge and deliver to the Lender any amendments, modifications or supplements hereto or restatements hereof and any other agreements, instruments, financing statements, certificates or other documents, and take any and all such other actions, as may from time to time be reasonably requested by the Lender to perfect and maintain the validity and priority of the Liens granted pursuant to the Loan Documents and to effect, confirm or further assure or protect and preserve the interests, rights and remedies of the Lender under this Agreement and the other Loan Documents as they exist on the date hereof.


                                     ARTICLE VII

                                  NEGATIVE COVENANTS

               The Borrower covenants and agrees that, so long as any of the Obligations shall remain unpaid, unless the Lender shall have consented in writing:

               7.1. Statutory Surplus. The Borrower will not permit the Statutory Surplus of RECO to be less than $90,000,000 at any time.

               7.2. Earned Surplus. The Borrower will not permit the Earned Surplus of RECO to be less than $10,000,000 at any time.

               7.3. Consolidated Indebtedness to Total Capitalization Ratio. The Borrower will not permit the ratio of
          (i) Consolidated Indebtedness to (ii) the sum of Consolidated Indebtedness and Consolidated Net Worth to be greater than 0.25 to 1.0 at any time from and after the Closing Date.

               7.4. Operating Leverage Ratio. The Borrower will not permit the ratio of Consolidated Net Written Premiums to Statutory Surplus of RECO to be greater than 2.0 to 1.0 (or any lower ratio required under any applicable Requirement of Law) at any time from and after the Closing Date.

               7.5. Net Worth.  The Borrower will not permit its
          Consolidated Net Worth to be less than $110,000,000 at any time.

               7.6. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio, as of the last day of any fiscal quarter of the Borrower, to be less than 1.5 to 1.0 as of the last day of any fiscal quarter of the Borrower, beginning with the fiscal quarter ending March 31, 1995.

               7.7. Lexington Management Earnings. The Borrower will not permit the Earnings Before Taxes of Lexington Management to be less than $4,000,000 for any fiscal year, beginning with the fiscal year ending December 31, 1994.

               7.8. RECO Earnings. The Borrower will not permit the Cumulative Statutory Earnings Before Taxes of RECO to be less than the following amounts for the following fiscal years ending December 31: 1995, $3,000,000; 1996, $6,000,000; 1997,
          $9,000,000; 1998, $12,000,000; 1999, $15,000,000.

               7.9. Borrower Overhead. The Borrower will not permit Borrower Overhead to exceed the following amounts for the following fiscal years ending December 31: 1995, $2,000,000; 1996, $2,060,000; 1997, $2,121,800; 1998, $2,185,454; 1999,
          $2,251,018.

               7.10. Risk-Based Capital Ratio. The Borrower will not permit Risk-Based Capital of RECO at any time from and after the Closing Date to be less than 130 percent of the "Company Action Level" for RECO at such time within the meaning of the NAIC Risk-Based Capital Model Act in the form as proposed by the NAIC as of the date hereof.

               7.11. Capital Expenditures and Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make any Capital Expenditure or Investment in any Subsidiary (other than the equity capital contribution contemplated by Section 4.2.4(e)) if, after giving effect to such Capital Expenditure, the aggregate amount of all Capital Expenditures and Investments made by the Borrower and its Subsidiaries shall exceed $500,000 for the fiscal year ending December 31, 1995 and $300,000 for any fiscal year thereafter.

               7.12. Merger, Consolidation. The Borrower will not, and will not permit or cause any of its Subsidiaries to, liquidate, wind up or dissolve, enter into any consolidation, merger or other combination (except that any Subsidiary of the Borrower may merge or consolidate with any other Subsidiary of the Borrower or with the Borrower and that any Subsidiary other than RECO or Lexington Management may liquidate, windup or dissolve), or directly or indirectly sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions, any Material Assets, or enter into any arrangement with any Person providing for the lease by the Borrower or any of its Subsidiaries as lessee of any asset that has been sold or transferred by the Borrower or such Subsidiary to such Person, or agree to do any of the foregoing. For purposes of this Agreement, "Material Asset" shall mean (i) any asset or line of business of the Borrower or any of its Subsidiaries that is material to its business, operations or condition (financial or otherwise), including, without limitation, as to an Insurance Subsidiary at any time, any insurance product line to which greater than five percent (5%) of such Insurance Subsidiary's Net Written Premiums for the prior fiscal year are attributable, and
          (ii) any capital stock or other securities of any Subsidiary of the Borrower.

               7.13. Indebtedness. The Borrower will not, and will not permit or cause any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than:

                    (i) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

                   (ii) Indebtedness under letters of credit issued by the Lender for the benefit of the Insurance Subsidiaries in the ordinary course of their business to secure insurance obligations;

                  (iii) Indebtedness of the Borrower under any Hedge Agreement covering any of the Obligations in form and substance satisfactory to the Lender, provided that the notional amount of all such Hedge Agreements at any time shall not exceed the outstanding principal amount of the Term Loan at such time; and

                   (iv) Indebtedness of the Borrower under any Hedge Agreements permitted under the final clause of Section 7.15(i).

               7.14. Liens. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist, or enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of, any Lien upon or with respect to any part of its property or assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than Permitted Liens.

               7.15. Investments. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create, organize or acquire any Subsidiary or otherwise purchase, own, invest in or otherwise acquire any capital stock, evidence of indebtedness or other obligation or security or any interest whatsoever in any other Person, or make or permit to exist any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any other Person, or become a partner or joint venturer in any partnership or joint venture, or (other than in the ordinary course of business) acquire any of the assets or properties of any Person (collectively, "Investments"), or make a commitment or otherwise agree to do any of the foregoing, other than:

                    (i) Cash Equivalents and, as to the Borrower, the Investment in the Navigators Stock existing on the Closing Date and any additional stock thereof distributed in respect thereto, any Hedge Agreement entered into by the Borrower in respect of the Obligations, and any Hedge Agreement to protect against bona fide risks regarding currency exchange rate fluctuations consistent with the Borrower's past practices;

                   (ii) prepaid expenses incurred, and loans and advances to employees for reasonable travel and business expenses made, in the ordinary course of business;

                  (iii) without duplication, Investments permitted as Indebtedness under Section 7.9;

                   (iv) accounts receivable owing to the Borrower or any of its Subsidiaries created in the ordinary course of business and payable in accordance with customary terms prevailing in the industry;

                    (v) Investments in corporations that are Subsidiaries as of the Closing Date;

                   (vi) Investments by the Borrower and its Subsidiaries (other than the Insurance Subsidiaries) in money market mutual fund shares and shares of other mutual funds invested in marketable fixed income, equity and other securities not to exceed in the aggregate $5,000,000 at any time;

                  (vii) other Investments by any of the Insurance Subsidiaries in debt securities and common and preferred stocks in compliance with the following restrictions (for purposes of the following, valuations of Investments in equity securities shall be made on the basis of cost):

                         (a) All Investments of each Insurance Subsidiary shall be in compliance at all times with the applicable Insurance Code and with all applicable insurance laws and regulations of any other relevant jurisdictions relating to investments by such Insurance Subsidiary;

                         (b) The aggregate Investments of the Insurance Sub-sidiaries in Investment Grade Securities rated "A-", or the then equivalent grade, or better by any of the rating agencies listed definition of "Investment Grade Securities" shall constitute at all times no less than ninety percent (90%) of aggregate Investments of the Insurance Subsidiaries in debt securities;

                         (c) The aggregate Investments of the Insurance Subsidiaries in Investment Grade Securities rated lower than "A-" or the then equivalent grade by any of the rating agencies listed in the definition of "Investment Grade Securities" shall constitute at all times no more than five percent (5%) of aggregate Investments of the Insurance Subsidiaries in debt securities;

                         (d) The aggregate cost of Investments of the Insurance Subsidiaries in common and preferred stocks shall constitute at all times no more than seventy-five percent (75%) of Statutory Surplus;

                         (e) The aggregate Investments of the Insurance Subsidiaries in debt securities, not rated "A" or better by any of the rating agencies listed in the definition of "Investment Grade Securities," of a single issuer and its Affiliates (other than obligations of the type described in clause (i) of the definition of "Cash Equivalents") shall constitute at all times no more than two percent (2%) of Statutory Surplus;

                         (f) The aggregate Investments of the Insurance Subsidiaries in debt securities of any single issuer and its Affiliates (other than obligations of the type described in clause (i) of the definition of "Cash Equivalents") shall constitute at all times no more than four percent (4%) of Statutory Surplus;

                         (g) The aggregate cost of Investments of the Insurance Subsidiaries in any single equity security shall constitute at all times no more than two percent (2%) of Statutory Surplus, other than Investment as of the Closing Date in the stock of The Navigators Group, Inc., Continental National Corporation and ReCor Insurance Company, Inc. and any additional stock thereof distributed in respect thereto;

                         (h)  No Insurance Subsidiary shall make any
                       Investment or continue to maintain any Investment in real property, including without limitation, fee title, short and long-term leases (other than leases of facilities occupied by such Insurance Subsidiary as of the Closing Date and any replacement facilities), Investments in partnerships, limited partnerships, joint ventures or other organizations primarily engaged in investing in real property, real property mortgage loans or loans made to fund the development of real property; and

                 (viii) Investments in Subsidiaries of the Borrower to the extent permitted by Section 7.11.

               7.16. Transactions with Affiliates. Except for transactions otherwise permitted hereunder or described in Schedule 5.27, the Borrower will not, and will not permit or cause any of its Subsidiaries to, enter into any transaction with any officer, director, stockholder or other Affiliate of the Borrower or any Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person other than an Affiliate of the Borrower or such Subsidiary.

               7.17. Restricted Payments. (a) The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, declare or make any dividend payment, or make any other distribution of cash, property or assets, in respect of any of its capital stock or any warrants, rights or options to acquire its capital stock, or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire its capital stock, or set aside funds for any of the foregoing, except that:

                    (i) the Borrower may declare and make dividend payments or other distributions payable solely in its common stock; and

                   (ii) each Subsidiary may declare and make dividend payments or other distributions to its shareholders to the extent permitted under applicable Requirements of Law and, as to the Insurance Subsidiaries, by each relevant
               Department.

               (b) The Borrower will not, and will not permit or cause any of its Subsidiaries to, make (or give any notice in respect of) any voluntary or optional payment or prepayment on any of the Surviving Indebtedness, or, directly or indirectly, make any redemption (including pursuant to any change of control provision), retirement, defeasance or other acquisition for value of any of the Surviving Indebtedness, or make any deposit or otherwise set aside funds for any of the foregoing purposes.

               7.18. Certain Amendments, etc. The Borrower will not, and will not permit or cause any of its Subsidiaries to, (i) amend, modify, waive or terminate, or permit the amendment, modification, waiver or termination of, any provision of any of the any agreement, note or other instrument evidencing any Surviving Indebtedness not reasonably expected to affect the Lender adversely, (ii) amend, modify or change its articles or certificate of incorporation or bylaws, or any other agreement entered into by it, in each case with respect to its capital stock or other equity securities, other than amendments to Employee Plans permitted hereunder and other than any immaterial amendments, modifications or changes that could not reasonably be expected to affect the Lender adversely, (iii) enter into any new agreement with respect to its capital stock or other equity securities other than Employee Plans permitted hereunder and ancillary agreements relating thereto, or (iv) issue, sell or otherwise dispose of any new shares of its capital stock, any warrants, rights or options to acquire its capital stock or other equity securities, provided that the Borrower may issue, sell or otherwise dispose of any new shares of its capital stock or any warrants, rights or options to acquire its capital stock or other equity securities so long as an amount equal to the Net Cash Proceeds received in connection therewith is delivered to the Lender as a prepayment of principal on the Term Loan in accordance with the provisions of Section 2.3 and provided further that any Subsidiary the securities of which are directly pledged to the Lender under the Pledge and Security Agreement may issue additional shares of its capital stock or other equity securities to the Borrower so long as such securities are, promptly upon the issuance thereof, pledged to the Lender pursuant to the Pledge and Security Agreement.

               7.19. Limitation on Certain Restrictions. The Borrower will not, and will not permit or cause any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any restriction or encumbrance on
          (i) the ability of the Borrower and its Subsidiaries to perform and comply with their respective obligations under the Loan Documents, (ii) the creation or assumption of any Lien upon the assets or properties of the Borrower or any of its Subsidiaries as security, directly or indirectly, for the Obligations, or
          (iii) the ability of any Subsidiary of the Borrower to make any dividend payments or other distributions in respect of its capital stock or any other interest or participation in its profits owned by the Borrower or any other Subsidiary of the Borrower, or to make loans or advances thereto, in each case other than such restrictions or encumbrances in effect on the Closing Date or existing under or by reason of (x) applicable law, (y) this Agreement and the other Loan Documents and
          (z) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any of its Subsidiaries.

               7.20. Compliance of Employee Plans. The Borrower will not, and will not permit or cause any of its Subsidiaries or any ERISA Affiliate to, directly or indirectly, (i) take or fail to take any action that could reasonably be expected to result in a material liability of the Borrower, any Subsidiary or any ERISA Affiliate to the PBGC or to a Multiemployer Plan, (ii) terminate any Pension Plan subject to Title IV of ERISA so as to result in a material liability of the Borrower, any Subsidiary or any ERISA Affiliate, (iii) permit to exist any ERISA Event, or any other event or condition, that presents the risk of a material liability of the Borrower or any ERISA Affiliate, (iv) enter into any new Employee Plan or amend or modify any existing Employee Plan (other than in the ordinary course of business consistent with past practice) where such new Employee Plan or amendment or modification could reasonably be expected to result in a material liability of the Borrower, any Subsidiary or any ERISA Affiliate and (v) operate any Employee Plan in a manner such that the Borrower, any Subsidiary or any ERISA Affiliate will incur a material tax liability under Section 4980B of the Internal Revenue Code or a material liability to any "qualified beneficiary" for failure to comply with Section 4980B of the Internal Revenue Code.

               7.21. New Business. The Borrower will not, and will not permit or cause any of its Subsidiaries to, engage in any business other than the Existing Lines of Business in which it is engaged on the date hereof.

               7.22. Fiscal Year. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change the ending date of its fiscal year to a date other than December 31.

               7.23. Accounting Changes. The Borrower will not, and will not permit or cause any of its Subsidiaries to, make or permit any change in its accounting policies or reporting practices, except as may be required by Generally Accepted Accounting Principles or Statutory Accounting Principles, as applicable.

               7.24. Change of Location or Name. The Borrower will not, and will not permit or cause any of its Subsidiaries to, change
          (i) the location of its chief executive office, principal place of business or records concerning its business and financial affairs, change its corporate name or the trade or fictitious name under which it conducts its business, in each case without having given the Lender at least thirty (30) days' prior written notice and having taken any and all action requested by the Lender to preserve and maintain the Lender's Liens in and upon the Collateral as valid first priority perfected Liens, subject only to Permitted Liens.

               7.25. Reinsurance Agreements. The Borrower will not, and will not permit or cause any of its Insurance Subsidiaries to, (i) be or become a party to any Reinsurance Agreement (whether in effect as of the date hereof or at any time hereafter), other than pool reinsurance not directly placed by any Insurance Subsidiary, with any reinsurer not rated "A-" or better by A.M. Best & Company, (ii) renew or extend the term of any of the Reinsurance Agreements designated on Schedule 5.22 as containing any Premium Adjustment Provision or (iii) enter into any new Reinsurance Agreement containing any Premium Adjustment Provision; provided, however, that the reinsurance coverage required to be obtained pursuant to Section 4.2.4(b) may be maintained with Renaissance Reinsurance Ltd. which reinsurance must be replaced, upon twenty (20) Business Days' notice from the Lender to the Borrower at any time at which Renaissance Reinsurance Ltd. is not rated "A-" or better by A.M. Best & Company, with a reinsurer rated "A-" or better by A.M. Best & Company or another reinsurer acceptable to the Lender.

               7.26. Hazardous Substances. The Borrower will not, and will not permit or cause any of its Subsidiaries to, permit any Hazardous Substances, the removal of which is required or the maintenance of which is restricted, prohibited or penalized by any Governmental Authority, to be unlawfully brought on to or located on any real property owned or leased by the Borrower or any of its Subsidiaries, except in full compliance with all applicable Environmental Laws or where such action would not likely result in a Material Adverse Effect; and if any such Hazardous Substance is brought or found located thereon in violation of any applicable law, it shall be immediately removed, with proper disposal, and all required environmental cleanup procedures shall be diligently undertaken pursuant to all such Environmental Laws, except where failure to do so would not likely result in a Material Adverse Effect; and the Borrower will permit the Lender to inspect any such real property, conduct tests thereon and inspect all books, records and correspondence pertaining thereto and, at the request of the Lender and at the Borrower's expense, will cause to be prepared and delivered to the Lender a report of a qualified environmental engineer, satisfactory in form and substance to the Lender, that such removal and cleanup has been completed, and such other and further assurances relating thereto, in form and substance satisfactory to the Lender, as the Lender may request.


                                     ARTICLE VIII

                                  EVENTS OF DEFAULT

               8.1. Events of Default. The occurrence of any one or more of the following events shall constitute an "Event of Default":

               (a) The Borrower shall fail to pay any principal of the Term Loan when due or to pay any interest on the Term Loan or any fees or any other Obligations within three (3) Business Days after such payment is due;

               (b) The Borrower shall fail to observe, perform or comply with any term, condition or covenant contained in Sections 3.6, 6.1, 6.2, 6.3, 6.4, 6.5(a), 6.13 or in Article VII;

               (c) The Borrower shall fail to observe, perform or comply with any term, condition or covenant contained in this Agreement other than those enumerated in subsection (a) or (b) above, and such failure shall continue unremedied for a period of ten (10) Business Days after the Borrower acquires knowledge thereof; provided, however, that, except with respect to any of the provisions of Article V or Sections 6.5(b) or 6.13, the Borrower shall be entitled to a period of thirty (30) days to remedy any such failure if the Borrower demonstrates to the Lender that the failure can be remedied in such period, the Borrower is acting diligently to remedy such failure and the Borrower is pursuing such remedy to completion;

               (d) The Borrower or any of its Subsidiaries shall fail to observe, perform or comply with any term, condition or covenant contained in any of the Loan Documents other than this Agreement, and such failure shall continue unremedied for any grace period specifically applicable thereto or, if no such grace period is applicable, for a period of five (5) Business Days after the Borrower acquires knowledge thereof; provided, however, that, in the event no such grace period is specifically applicable thereto, the Borrower shall be entitled to a period of thirty
          (30) days to remedy any such failure if the Borrower demonstrates to the Lender that the failure can be remedied in such period, the Borrower is acting diligently to remedy such failure and the Borrower is pursuing such remedy to completion;

               (e) Any representation or warranty made in writing by or on behalf of any the Borrower or any of its Subsidiaries in this

          Agreement, any of the other Loan Documents or in any certificate, instrument or document delivered in connection herewith or therewith, or in connection with the transactions contemplated hereby or thereby, shall prove to have been false or incorrect in any material respect at the time as of which such representation or warranty was made;

               (f) The Borrower or any of its Subsidiaries shall fail to pay when due, whether by scheduled maturity, acceleration or otherwise (taking into account any applicable grace period), any principal of, interest on or other amount payable in respect of any Indebtedness (other than the Indebtedness incurred pursuant to this Agreement) having an aggregate principal amount of at least $50,000; any other default or event of default shall occur under the terms of any agreement or instrument pursuant to which the Borrower or any of its Subsidiaries has incurred any such Indebtedness, the effect of which default or event of default is to accelerate, or permit acceleration of (after any applicable grace period, notice or lapse of time), the maturity of at least $50,000 in principal amount of such Indebtedness; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or redeemed (other than pursuant to a regular schedule therefor), purchased or defeased, or an offer to prepay, redeem, purchase or defease shall be required to be made, in each case prior to the stated maturity thereof;

               (g) Any Department or other Governmental Authority having jurisdiction shall institute any action or proceeding seeking to place any Insurance Subsidiary under supervision, conservation or rehabilitation, or to appoint a receiver therefor;

               (h) Any applicable Governmental Authority shall issue any order of conservation, supervision, rehabilitation or liquidation or any other order of similar effect in respect of any Investment Advisory Subsidiary; or there shall be any involuntary termination or suspension (which suspension continues for a period of ten Business Days) or any voluntary termination or suspension (which suspension continues for a period of ten (10) Business Days) arising out of a regulatory proceeding or investigation of any Investment Advisory Subsidiary's federal or state licenses or registrations to act as an investment adviser; or any Investment Advisory Subsidiary shall be enjoined, barred or prohibited from acting as an investment adviser to any investment company registered under the Investment Company Act or to any other client;

               (i) SIPC makes an application for a decree adjudicating that the customers of any Broker-Dealer Subsidiary are in need of protection under SIPA and the failure of such Broker-Dealer Subsidiary to obtain the dismissal of such application within 30 days;

               (j) The Borrower or any of its Subsidiaries shall (i) file a voluntary petition or commence a voluntary case seeking liquidation, reorganization, dissolution, arrangement, readjustment of debts or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (ii) consent to the appointment of or taking possession by a custodian, trustee, receiver or similar official for or of all or a substantial part of its properties (or any of the Collateral), (iii) fail generally to pay its debts as they become due or admit in writing its inability to pay its debts generally as they become due,
          (iv) make a general assignment for the benefit of creditors or
          (v) take any corporate action to authorize or approve any of the actions described above;

               (k) Any involuntary petition or case shall be filed or commenced against the Borrower or any of its Subsidiaries seeking liquidation, reorganization, dissolution, arrangement, readjustment of debts, the appointment of a custodian, trustee, receiver or similar official for it or all or a substantial part of its properties (or any of the Collateral) or any other relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which petition or case is not dismissed, bonded or discharged within sixty (60) days of the date of filing; or an order for relief (including, without limitation, the appointment of a custodian, trustee, receiver or similar official) shall be entered in any such proceeding, which order is not immediately stayed or made subject to other similar relief;

               (l)   The Borrower or any of its Subsidiaries shall
          (i) cease to be Solvent or (ii) be enjoined, restrained or in any way prevented by order of court or any other Governmental Authority from conducting all or any material part of its business affairs;

               (m) Any one or more judgments, writs or warrants of attachment, execution or similar process involving an aggregate amount (not reimbursed or reimbursable by an insurer that has acknowledged its liability in writing) in excess of $50,000 shall be entered or filed against the Borrower or any of its Subsidiaries or any of their respective properties, and all such judgments and processes shall not be dismissed, vacated, stayed, discharged or bonded for a period of thirty (30) days or in any event later than five (5) days prior to the date of any proposed sale thereunder, and, if bonded, such bond (or a replacement bond) shall not continue in effect at all times until such judgment is dismissed or discharged;

               (n) Any Lien, levy or assessment, or notice thereof, shall be filed of record with respect to all or any portion of the assets of the Borrower or any of its Subsidiaries by the United States, or any department, agency or instrumentality thereof, or by any other Governmental Authority, including, without limitation, the PBGC;

          such Lien, levy or assessment, taken together with all other Liens, levies or assessments then of record with respect to the assets of the Borrower and its Subsidiaries, taken as a whole, exceeds $50,000; and such Lien, levy or assessment shall be executed upon or shall not be paid, dismissed, vacated, stayed, released, bonded or discharged within thirty (30) days after the same becomes a Lien or, in the case of a Lien involving ad valorem taxes, prior to the last day when payment may be made without penalty;

               (o) Any Loan Document, at any time after execution and delivery thereof, shall for any reason cease to be a legal, valid and binding obligation of the Borrower or any of its Subsidiaries to the extent a party thereto, enforceable against it in accordance with its terms, or to give the Lender the rights, powers and remedies purported to be created thereby, including, without limitation, a valid, first priority perfected security interest in and Lien upon all of the Collateral purported to be covered thereby, subject only to Permitted Liens, in each case unless any such cessation is due to any act or failure to act on the part of the Lender;

               (p) Lexington Management or any Person acting on behalf of Lexington Management shall deny or disaffirm its obligations under the Guaranty;

               (q) The occurrence of any of the following events: (i) the Borrower, any Subsidiary or any ERISA Affiliate shall fail to pay when due, after expiration of any applicable grace period, any installment payment with respect to its Withdrawal Liabilities under a Multiemployer Plan; (ii) the failure of the Borrower, any Subsidiary or any ERISA Affiliate to satisfy its contribution requirements under Section 412(c)(11) of the Internal Revenue Code, whether or not it has sought a waiver under Section 412(d) of the Internal Revenue Code; (iii) notice of intent to terminate any Pension Plan having Unfunded Pension Liabilities shall be filed under Title IV of ERISA; (iv) the institution by the PBGC of proceedings under Title IV of ERISA to terminate any Pension Plan; (v) the institution by a fiduciary of any Employee Plan of proceedings against the Borrower, any Subsidiary or any ERISA Affiliate to enforce Section 515 of ERISA to collect contributions; (vi) loss of qualification of a Qualified Plan; or
          (vii) the existence of any condition that would permit the PBGC under Section 4042 of ERISA to obtain a decree adjudicating that any Pension Plan or Plans having Unfunded Pension Liabilities must be terminated, which events would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect;

               (r) Any one or more Licenses, (including without limitation, Insurance Licenses) now or hereafter held by the Borrower or any of its Subsidiaries shall be terminated, suspended or revoked or shall not be renewed, which terminations, suspensions, revocations or failures to renew would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect;

               (s) The occurrence of any one or more changes in any of the Insurance Codes governing the dividend practices of any of the Insurance Subsidiaries, which changes would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect upon the Borrower or any Insurance Subsidiary;

               (t) The occurrence of any one or more changes in the status of any of the Reinsurance Agreements of any of the Insurance Subsidiaries, which changes would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect upon the Borrower or any Insurance Subsidiary;

               (u) Prior to December 31, 1997, Robert M. DeMichele shall have ceased to be employed by the Borrower or to continue to perform his current duties as President and Chief Executive Officer of the Borrower (other than as a result of death or disability) and such cessation shall continue for a period of ten
          (10) Business Days, and in the event that Mr. DeMichele shall have ceased to be an employee of the Borrower prior to December 31, 1997 as a result of his death or disability, the Borrower shall have failed to hire or appoint a replacement for Mr. DeMichele, satisfactory to the Lender, within six (6) months after the cessation of his employment;

               (v)   Any Mutual Fund of an Investment Advisory Subsidiary
          (i) incurs any Indebtedness other than accrued expenses and trade payables and other current liabilities arising in the ordinary course of business and not incurred through the borrowing of money or (ii) makes any Investment in any derivative security or enters into any Hedge Agreement in either case for the purpose of speculation or trading; provided, however, that an Investment in a derivative security or the entering into a Hedge Agreement shall not be deemed to be for the purpose of speculation or trading if such derivative security or Hedge Agreement protects against a financial risk of Investments then held by such Mutual Fund regardless of whether such derivative security or Hedge Agreement is later traded, sold or otherwise disposed of; or

               (w)   The occurrence of a Change of Control.

               8.2. Remedies: Acceleration, etc. Upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender may take any or all of the following actions at the same or different times:

               (a) Declare all or any part of the outstanding principal amount of the Term Loan, all unpaid interest accrued thereon, and all other amounts payable under this Agreement, the Term Note and the other Loan Documents to be immediately due and payable, whereupon such outstanding principal amount, accrued interest and other such amounts shall become immediately due and payable without presentment, demand, protest, notice of intent to accelerate or other notice or legal process of any kind, all of which are hereby knowingly and expressly waived by the Borrower (provided that, upon the occurrence of an Event of Default pursuant to Section 8.1(h) with respect to Lexington Management, Sections 8.1(j) or (k) with respect to the Borrower, all of such outstanding principal amount, accrued interest and other such amounts shall automatically become immediately due and payable); and

               (b) Exercise all rights and remedies available to it under this Agreement, the other Loan Documents and applicable law.

               8.3. Remedies: Set-Off. In addition to all other rights and remedies available under the Loan Documents or applicable law or otherwise, upon and at any time after the occurrence and during the continuance of any Event of Default, the Lender and each of its Affiliates may, and each is hereby authorized by the Borrower, at any such time and from time to time, to the fullest extent permitted by applicable law, without presentment, demand, protest or other notice of any kind, all of which are hereby knowingly and expressly waived by the Borrower, to set off and to apply any and all deposits (general or special, time or demand, provisional or final) and any other property at any time held, and any other indebtedness at any time owing, by the Lender or any of its Affiliates to or for the credit or the account of the Borrower against any or all of the Obligations now or hereafter existing, whether or not such Obligations may be contingent or unmatured, the Borrower hereby granting to the Lender a continuing security interest in and Lien upon all such deposits and other property as security for such Obligations. The Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.


                                      ARTICLE IX

                                    MISCELLANEOUS

               9.1. Survival. All representations, warranties, covenants and agreements made by or on behalf of the Borrower or any of its Subsidiaries in this Agreement and in each of the other Loan Documents shall survive the execution and delivery hereof or thereof and the making and repayment of the Term Loan. In addition, notwithstanding anything herein or under applicable law to the contrary, the provisions of Annex 1 and the provisions of
                                             -------
          this Agreement and the other Loan Documents relating to indemnification or payment of fees, costs and expenses, including, without limitation, the provisions of Sections 3.7(a), 3.7(b), 3.8, 3.9, 9.5 and 9.6, shall survive any termination or cancellation of this Agreement or any of the other Loan Documents.

               9.2. Governing Law; Consent to Jurisdiction. THIS AGREEMENT HAS BEEN EXECUTED, DELIVERED AND ACCEPTED AT, AND SHALL BE DEEMED TO HAVE BEEN MADE IN, NORTH CAROLINA AND SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS (AS OPPOSED TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF NORTH CAROLINA. AS PART OF THE CONSIDERATION FOR NEW VALUE THIS DAY RECEIVED, THE BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE COURT WITHIN MECKLENBURG COUNTY, NORTH CAROLINA OR ANY FEDERAL COURT LOCATED WITHIN THE WESTERN DISTRICT OF THE STATE OF NORTH CAROLINA FOR ANY PROCEEDING INSTITUTED HEREUNDER OR UNDER ANY OF THE OTHER LOAN DOCUMENTS, OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY PROCEEDING TO WHICH THE LENDER OR THE BORROWER IS A PARTY, INCLUDING ANY ACTIONS BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER. THE BORROWER IRREVOCABLY AGREES TO BE BOUND (SUBJECT TO ANY AVAILABLE RIGHT OF APPEAL) BY ANY JUDGMENT RENDERED OR RELIEF GRANTED THEREBY AND FURTHER, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY HAVE BASED ON LACK OF JURISDICTION OR IMPROPER VENUE OR FORUM NON CONVENIENS TO
                                                    --------------------
          THE CONDUCT OF ANY SUCH PROCEEDING. THE BORROWER CONSENTS, TO THE EXTENT PERMITTED BY LAW, THAT ALL SERVICE OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH HEREINBELOW, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON THE EARLIER OF ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID AND PROPERLY ADDRESSED. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF THE LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.

               9.3. Waiver of Jury Trial. THE BORROWER AND, BY ITS ACCEPTANCE OF THE BENEFITS HEREOF, THE LENDER, HEREBY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR BASED UPON, ARISING OUT OF, OR IN CONNECTION WITH ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE LENDER OR THE BORROWER. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including, without limitation, contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each of the Borrower and, by its acceptance of the benefits hereof, the Lender, (i) acknowledges that this waiver is a material inducement to enter into a business relationship, that it has relied on this waiver in entering into this Agreement or accepting the benefits hereof, as the case may be, and that it will continue to rely on this waiver in its related future dealings with the other parties hereto, and (ii) further warrants and represents that it has reviewed this waiver with its legal counsel and that, based upon such review, it knowingly and voluntarily waives its jury trial rights to the extent permitted by applicable law. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS OR SUPPLEMENTS TO OR RESTATEMENTS OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT. IN THE EVENT THAT THE WAIVER OF JURY TRIAL HEREIN SHALL BE DETERMINED TO BE INVALID OR UNENFORCEABLE AS A MATTER OF LAW WITH RESPECT TO ANY PARTY, THE PROVISIONS OF ANNEX 1 SHALL GOVERN AS
                                                  -------
          TO THE MATTERS SET FORTH THEREIN WITH RESPECT TO SUCH PARTY.

               9.4. Notice. All notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile transmission or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered to the party to be notified at the following addresses:

                If to the Borrower:   Piedmont Management Company Inc.
                                      80 Maiden Lane
                                      New York, New York 10038
                                      Attention:  Peter J. Palenzona
                                      Telephone: (212) 363-4650
                                      Telecopy: (212) 363-4658

                If to the Lender:     First Union National Bank
                                        of North Carolina
                                      Specialized Industries/Financial
                                        Institutions Group
                                      One First Union Center, TW-19
                                      301 South College Street
                                      Charlotte, North Carolina 28288-0735
                                      Attention: Robert C. Mayer, Jr.
                                      Telephone: (704) 374-6628
                                      Telecopy: (704) 383-9144

                With a copy to:       Robinson, Bradshaw & Hinson, P.A.
                                      101 North Tryon Street, Suite 1900
                                      Charlotte, North Carolina 28246
                                      Attention: Stephen M. Lynch
                                      Telephone: (704) 377-2536
                                      Telecopy: (704) 378-4000

          or to such other address as any party may designate for itself by like notice to all other parties hereto. All such notices and communications shall be deemed to have been given (i) if mailed as provided above by any method other than overnight delivery service, on the fifth Business Day after deposit in the mails,
          (ii) if mailed by overnight delivery service, telegraphed, telexed or telecopied, when delivered for overnight delivery, delivered to the telegraph company, confirmed by telex answerback or transmitted by telecopier, respectively, or (iii) if delivered by hand, upon delivery.

               9.5. Fees and Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the Borrower hereby agrees:

               (a) to pay or reimburse upon demand all reasonable costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) incurred or paid by the Lender in connection with (i) the examination, review and due diligence investigation in connection with, the preparation, negotiation, execution and delivery of, and any amendment, modification or waiver of or consent with respect to, this Agreement and the other Loan Documents, (ii) the engagement of appraisers, actuaries, consultants, auditors, financial advisers or similar Persons by the Lender at any time, whether before or after the Closing, to render opinions concerning the financial condition of the Borrower and its Subsidiaries and the value of the Collateral, (iii) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of the Collateral or any other assets of the Borrower and its Subsidiaries,
          (iv) the creation, perfection and maintenance of the perfection of the Lender's Liens in the Collateral, including, without limitation, Lien search fees and filing and recording fees, taxes and expenses, (v) any refinancing or restructuring of the credit arrangement provided under this Agreement, whether in the nature of a "work-out," in any insolvency or bankruptcy proceeding or otherwise and (vi) any attempt to enforce or preserve any rights of the Lender against the Borrower or any other Person that may be obligated to the Lender by virtue of this Agreement or any of the other Loan Documents;

               (b) to pay and hold the Lender harmless from and against all liability for any intangibles, documentary, stamp or other similar taxes, fees and excises, if any, including any interest and penalties, that may be payable in connection with the transactions contemplated by this Agreement and the other Loan Documents; and

               (c) to pay and hold the Lender harmless from and against all finder's or brokerage fees, commissions and expenses that may be payable in connection with the transactions contemplated by this Agreement and the other Loan Documents, other than any fees, commissions or expenses of finders or brokers engaged by the Lender.

               9.6. Indemnification. From and at all times after the date of this Agreement, and in addition to the fees, costs and expenses payable under Section 9.5 and all of the Lender's other rights and remedies, the Borrower agrees to indemnify and hold harmless the Lender and each of its directors, officers, employees, agents and Affiliates (each, an "Indemnified Person") against any and all claims, losses, damages, liabilities, costs and expenses of any kind or nature whatsoever, including, without limitation, reasonable attorneys' fees and expenses (collectively, "Indemnified Costs"), incurred by or asserted against any such Indemnified Person from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any action, suit or proceeding (including any inquiry or investigation) by any Person, whether threatened or initiated, arising from or in connection with the negotiation, preparation, execution, performance or enforcement of this Agreement, any of the other Loan Documents or any of the Transaction Documents, the exercise of any right or remedy hereunder or thereunder or any of the Transactions, including, without limitation, the actual or alleged generation, presence or release of any Hazardous Substances on or from, or the transportation of Hazardous Substances to or from, any real property owned or leased by the Borrower or any of its Subsidiaries, and all other Environmental Claims, in any case whether or not any such Indemnified Person is a party to any such action, suit or proceeding or a subject of any such inquiry or investigation; provided, however, that no Indemnified Person shall have the right to be indemnified hereunder for any Indemnified Costs to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction and not subject to any appeal or pursuant to arbitration as set forth in Annex 1. All of the foregoing Indemnified Costs of any
                   -------
          Indemnified Person shall be paid or reimbursed by the Borrower, as and when incurred and upon demand, and shall be additional Obligations hereunder.

               9.7. Waivers by the Borrower. Except as otherwise provided for in this Agreement or any of the other Loan Documents, the Borrower, to the extent permitted by law, waives (i) presentment, demand and protest and notice of presentment, protest, default, nonpayment, maturity and all other notices, (ii) notice prior to taking possession or control of the Collateral or any bond or security that might be required by any court prior to allowing the Lender to exercise any of its rights and remedies under this Agreement or any of the other Loan Documents and (iii) the benefit of all valuation, appraisement and exemption laws.

               9.8. Amendments, Waivers, etc. No amendment, modification, waiver, discharge or termination of, or consent to any departure by the Borrower from, any provision of this Agreement or any other Loan Document, shall be effective unless in a writing signed by the



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



          Lender, and then the same shall be effective only in the specific instance and for the specific purpose for which given.

               9.9. No Waiver. The rights and remedies of the Lender expressly set forth in this Agreement and the other Loan Documents are cumulative and in addition to, and not exclusive of, all other rights and remedies available at law, in equity or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or be construed to be a waiver of any Default or Event of Default. No course of dealing between any of the Borrower and the Lender or their agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any other Loan Document or to constitute a waiver of any Default or Event of Default. No notice to or demand upon the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Lender to exercise any right or remedy or take any other or further action in any circumstances without notice or demand.

               9.10. Participations. The Lender may sell to one or more other Persons (each, a "Participant") participations in any portion of its rights and obligations under this Agreement, provided that (i) the Lender's obligations under this Agreement shall remain unchanged and the Lender shall remain solely responsible for the performance of such obligations, (ii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and (iii) no Participant shall have any rights under this Agreement or any of the other Loan Documents, each Participant's rights against the Lender in respect of any participation to be those set forth in the participation agreement, and all amounts payable by the Borrower hereunder shall be determined as if the Lender had not granted such participation. Notwithstanding the foregoing, each Participant shall have the rights of the Lender for purposes of Sections 3.7(a), 3.7(b), 3.8, 3.9 and, to the extent permitted by law Section 8.3, and shall be entitled to the benefits thereto, to the extent that the Lender would be entitled to such benefits if the participation had not been made, provided that, in the case of Section 3.8, such Participant shall have complied with the requirements of such Section as if it were directly subject thereto, and provided further that no Participant shall be entitled to receive any greater amount pursuant to this Agreement than the Lender would have been entitled to receive in respect of the amount of the participation made by the Lender to such Participant had such participation not been made. The Lender may, in connection with any participation or proposed participation pursuant to this



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






          Section, disclose to the Participant or proposed Participant any information relating to the Borrower and its Subsidiaries furnished to it by or on behalf of any other party hereto.

               9.11. Successors and Assigns. The provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the Borrower and the Lender, and all references herein or in any other Loan Document to any party shall be deemed to include its successors and assigns; provided, however, that the Borrower shall not sell, assign or transfer any of its rights, interests, duties or obligations under this Agreement and, if the Term Loan has not been accelerated pursuant to Section 8.2(b), that the Lender may not sell, assign or transfer any of its rights, interests, duties or obligations (other than participations permitted under Section 9.10) without the consent of the Borrower, which consent will not be unreasonably withheld.

               9.12. Severability. To the extent any provision of this Agreement is prohibited by or invalid under the applicable law of any jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity and only in any such jurisdiction, without prohibiting or invalidating such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

               9.13. Construction. The headings of the various sections and subsections of this Agreement have been inserted for convenience only and shall not in any way affect the meaning or construction of any of the provisions hereof. The provisions of Annex 1, the exhibits and schedules hereto and the other Loan
          -------
          Documents are incorporated in this Agreement by this reference. Except as otherwise provided herein and in the other Loan Documents, in the event of any inconsistency or conflict between any provision of this Agreement and any provision of any of the other Loan Documents, the provision of this Agreement shall control.

               9.14. Injunctive Relief. The Borrower recognizes that in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. The Borrower therefore agrees that the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

               9.15. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.


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






               9.16. Entire Agreement. THIS AGREEMENT AND THE OTHER DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED CONTEMPORANEOUSLY HEREWITH (A) EMBODY THE ENTIRE AGREEMENT AND UNDERSTANDING BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF, (B) SUPERSEDE ANY AND ALL PRIOR AGREEMENTS AND UNDERSTANDINGS OF THE PARTIES, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF, INCLUDING THE PROVISIONS OF THE COMMITMENT LETTER FROM THE LENDER TO THE BORROWER, DATED DECEMBER 20, 1994 (OTHER THAN THE PROVISIONS THEREOF RELATING TO THE PAYMENT OF
          FEES), AND (C) MAY NOT BE AMENDED, SUPPLEMENTED, CONTRADICTED OR OTHERWISE MODIFIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.









































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






               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized corporate officers as of the date first above written.



                                   PIEDMONT MANAGEMENT COMPANY INC.


                                   By: ________________________________

          ATTEST:                  Title: _____________________________


          ______________________________
          ___________ Secretary

          [CORPORATE SEAL]



                                   FIRST UNION NATIONAL BANK
                                     OF NORTH CAROLINA


                                   By: ________________________________

                                   Title: _____________________________


























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